Exhibit 2.4

SHARE PURCHASE AGREEMENT

BETWEEN

STELLAR PHARMACEUTICALS INC.

and

ELORA FINANCIAL MANAGEMENT INC.

and

MARY-ANN HARRIS

and

ROB HARRIS

and

SCOTT LANGILLE

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 1st day of December, 2011,

BETWEEN:

STELLAR PHARMACEUTICALS INC.,

a corporation incorporated under the laws of the Province of Ontario

(the “Purchaser”)

and

ELORA FINANCIAL MANAGEMENT INC.,

a corporation incorporated under the federal laws of Canada

(the “Elora”)

and

MARY-ANN HARRIS,

of the City of Milton in the Province of Ontario

(“MH”)

and

ROB HARRIS,

of the City of Milton in the Province of Ontario

(“RH”, together with MH and Elora, being referred to herein as the “Vendors”)

and

SCOTT LANGILLE, (the principal shareholder of Elora)

of the Village of Elora in the Province of Ontario (the “Shareholder”)

WHEREAS:

A. Elora and MH are the registered and beneficial owners of 82 (45%) and 100 (55%), respectively, issued and outstanding common shares in the capital of Tribute Pharma Canada Inc. (the “Tribute Pharma”).

B. Elora and RH are the registered and beneficial owners of 82 (45%) and 100 (55%), respectively, issued and outstanding common shares in the capital of Tribute Pharmaceuticals Canada Ltd. (the “Tribute Pharmaceuticals”).

C. The Purchaser wishes to purchase, and the Vendors wish to sell, all of the issued and outstanding shares in the capital of Tribute Pharma and Tribute Pharmaceuticals on the terms and conditions in this Agreement.

D. The Shareholder is the sole officer, director and shareholder of Elora.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement and in the schedules, the following terms and expressions will have the following meanings:

(a)

“Agreement” means this share purchase agreement and all instruments amending it; “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, or other subdivision; “Article”, “Section” or other subdivisions of this Agreement followed by a number means and refers to the specified Article, Section or other subdivision of this Agreement;

(b)	“assessment” shall include a reassessment or additional assessment and the term “assessed” shall be interpreted in the same manner;

(c)

“Business” means the business carried on by Tribute Pharma and Tribute Pharmaceuticals which primarily involves: (i) the marketing, selling, importing and distribution in Canada under license of two pharmaceutical products named Bezalip and Soriatane, (ii) the filing of a New Drug Submission with Health Canada to obtain approval to sell, market and distribute Cambia® under license in Canada, and (iii) the rights to develop, file for regulatory approval and market Bezalip U.S. in the United States upon receipt of such regulatory approval;

(d)	“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in the Province of Ontario;

(e)	“Claim” has the meaning ascribed in Section 7.3;

(f)	“Closing” means the completion of the Transactions pursuant to this Agreement at the Closing Time;

(g)	“Closing Date” means December 1, 2011 or such other date as the Parties may in writing agree upon;

(h)

“Closing Date Financial Statements” means the management prepared balance sheet and income statement of Tribute Pharma and Tribute Pharmaceuticals for the period ended September 30, 2011, with statements for the stub period (period from September 30, 2011 to the actual Closing Date) to be prepared in accordance with GAAP;

(i)

“Closing Time” means 10:00 a.m. in the City of Toronto, Ontario on the Closing Date or such other time on the Closing Date as the Parties may agree upon as the time at which the Closing shall take place;

(j)

“Consent” means a license, permit, approval, consent, certificate, registration or authorization (including, without limitation, those made or issued by a Regulatory Authority, in respect of a Contract, or otherwise);

(k)	“Consideration” has the meaning ascribed in Section 2.2;

(l)	“Consideration Shares” has the meaning ascribed in Section 2.3(1)

(m)	“Contract” means any agreement, understanding, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written of oral;

(n)	“Employee Plans” has the meaning ascribed in Section 3.1(38)(a);

(o)

“Encumbrances” means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(p)	“Environmental Consents” has the meaning ascribed in Section 3.1(37)(a)(ii);

(q)	“Environmental Laws” has the meaning ascribed in Section 3.1(37)(a)(i);

(r)

“GAAP” means the generally accepted accounting principles so described and promulgated by the Canadian Institute of Chartered Accountants which are applicable on the date on which any calculation is to be effective or at the date of any financial statements referred to herein, as the case may be;

(s)	“Hazardous Substance” has the meaning ascribed in Section 3.1(37)(a)(iii);

(t)	“Indemnified Party” has the meaning ascribed in Section 7.3;

(u)	“Indemnifying Party” has the meaning ascribed in Section 7.3;

(v)	“Intellectual Property” has the meaning ascribed in Section 3.1(40);

(w)	“Interim Period” means the period from and including the date of this Agreement to and including the Closing Date;

(x)	“ITA” means the Income Tax Act (Canada);

(y)

“Law” or “Laws” means all requirements imposed by statutes, regulations, rules, ordinances, by-laws, decrees, codes, policies, judgments, orders, rulings, decisions, approvals, notices, permits, guidelines or directives of any Regulatory Authority;

(z)	“Leased Premises” means the premises leased or subleased by the Purchaser, Tribute Pharma or Tribute Pharmaceuticals under any Leases;

(aa)

“Leases” means the leases, subleases, agreements to lease and tenancy agreements under which the Purchaser, Tribute Pharma or Tribute Pharmaceuticals, as applicable, leases or subleases any real property as lessee or sublessee, as listed in Schedule 3.1(36)(a) or Schedule 3.2(37)(c), as applicable;

(bb)	“Lessee” has the meaning ascribed in Section 3.1(36)(a) or Section 3.2(38)(c), as applicable;

(cc)	“NI 45-106” means National Instrument 45-106 Prospectus and Registration Exemptions adopted by the Ontario Securities Commission;

(dd)	“Parties” means the Vendors, the Purchaser, the Shareholder and any other person that may become a party to this Agreement and Party means any one of them;

(ee)	“Permitted Encumbrances” means:

(i)	liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

(ii)

servitudes, easements, restrictions, rights of parties in possession, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the validity of title to or the value, marketability or use of the property subject thereto by Tribute Pharma or Tribute Pharmaceuticals;

(iii)	liens for Taxes either not due and payable or due but for which notice of assessment has not been given;

(iv)

undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and Encumbrances claimed or held by any Regulatory Authority that have not at the time been filed or registered against the title to the asset or served upon Tribute Pharma or Tribute Pharmaceuticals, as applicable, pursuant to law or that relate to obligations not due or delinquent;

(v)

assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any Lease and liens or rights reserved in any Lease for rent or for compliance with the terms of such Lease;

(vi)	security given in the ordinary course of the Business to any Regulatory Authority in connection with the operations of the Business, other than security for borrowed money;

(vii)

the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business; and

(viii)	the Encumbrances described in Schedule 1.1(o);

(ff)	“person” includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization;

(gg)

“Public Disclosure Documents” means, collectively, all of the documents which have been filed by or on behalf of the Purchaser in the 24 months prior to the date hereof with the relevant Securities Regulators pursuant to the requirements of Securities Laws and filed on SEDAR at www.sedar.com;

(hh)	“Purchased Shares” means, collectively, the Tribute Pharma Shares and the Tribute Pharmaceutical Shares;

(ii)

“Purchaser Business” means the business carried on by the Purchaser which primarily involves the development, manufacturing, importing, exporting, marketing, sale and distribution of health care products globally;

(jj)	“Purchaser Employee Plans” has the meaning ascribed in Section 3.2(40)(a);

(kk)	“Purchaser Intellectual Property” has the meaning ascribed in Section 3.2(42);

(ll)

“Purchaser Financial Statements” means (i) the audited consolidated financial statements of the Purchaser for the period ending December 31, 2010, consisting of a balance sheet, statement of operations and comprehensive income, statement of change in shareholders’ equity and statement of cash flows together with the accompanying notes thereon and (ii) the unaudited interim consolidated financial statements of the Purchaser for the six month period ended June 30, 2011 consisting of a balance sheet, statement of loss, comprehensive loss and deficit and statement of cash flows together with the accompanying notes thereon, all as filed on www.sedar.com;

(mm)	“Real Properties” means the real properties owned by the Purchaser, which are described in Schedule 3.2(37)(a), as applicable;

(nn)

“Records” means all technical, business and financial records relating to the Business or Purchaser Business, as applicable, including, without limitation, customer lists, operating data, files, financial books, correspondence, credit information, research materials, contract documents, title documents, leases, surveys, records of past sales, supplier lists, employee documents, inventory data, accounts receivable data, financial statements and any other similar records in any form whatsoever (including written, printed, electronic or computer printout form);

(oo)

“Regulatory Authority” means any government, regulatory or administrative authority, agency, commission, utility or board (federal, provincial, municipal or local, domestic or foreign) having jurisdiction in the relevant circumstances and any person acting under the authority of any of the foregoing and any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances;

(pp)	“Release” has the meaning ascribed in Section 3.1(37)(a)(iv);

(qq)

“Reviewed Financial Statements” means (i) with respect to Tribute Pharma, the reviewed financial statements of Tribute Pharma for the period ended March 31, 2011, consisting of a balance sheet, an income statement, a statement of changes in financial position and a statement of retained earnings together with the accompanying notes thereon and (ii) with respect to Tribute Pharmaceuticals, the financial statements of Tribute Pharmaceuticals for the period ended June 30, 2011 prepared on a notice to reader basis, consisting of a balance sheet and an income statement, copies of each of which are attached at Schedule 3.1(16);

(rr)	“Reviewed Statements Date” means with respect to Tribute Pharma, March 31, 2011, and with respect to Tribute Pharmaceuticals, June 30, 2011;

(ss)	“Securities Act” means the Securities Act (Ontario);

(tt)	“Securities Regulators” means, collectively, the securities regulators or other securities regulatory authorities in the Provinces of Ontario, Alberta and British Columbia;

(uu)	“Tax” and “Taxes” have the meaning ascribed in Section 3.1(35)(a)(i);

(vv)	“Tax Return” has the meaning ascribed in Section 3.1(35)(a)(ii);

(ww)

“Tribute Pharma Shares” means 182 issued and outstanding common shares in the capital of Tribute Pharma being sold by the Vendors and purchased by the Purchaser, being all of the issued and outstanding shares in the capital of Tribute Pharma;

(xx)

“Tribute Pharmaceutical Shares” means 182 issued and outstanding common shares in the capital of Tribute Pharmaceuticals being sold by the Vendors and purchased by the Purchaser, being all of the issued and outstanding shares in the capital of Tribute Pharmaceuticals;

(yy)	“Transactions” means the purchase and sale of the Purchased Shares and all other transactions contemplated by this Agreement;

1.2 Best Knowledge

Any reference herein to “the best knowledge” of the Vendors and/or the Shareholder will be deemed to mean the actual knowledge of Rob Harris and Scott Langille, together with the knowledge which they would have had if they had conducted a diligent inquiry into the relevant subject matter.

1.3 Currency

Unless otherwise indicated, all references to dollar amounts in this Agreement are expressed in Canadian currency.

1.4 Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising under or related to this Agreement.

1.5 Interpretation Not Affected by Headings

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.6 Number and Gender

In this Agreement, unless the context otherwise requires, any reference to gender shall include both genders and words importing the singular number shall include the plural and vice-versa.

1.7 Time of Essence

Time shall be of the essence of every provision of this Agreement.

1.8 Severability

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.9 Accounting Terms

All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

1.10 Calculation of Time Periods

Where a time period is expressed to begin or end at, on or with a specified day, or to continue to or until a specified day, the time period includes that day. Where a time period is expressed to begin after or to be from a specified day, the time period does not include that day. Where anything is to be done within a time period expressed after, from or before a specified day, the time period does not include that day. If the last day of a time period is not a Business Day, the time period shall end on the next Business Day.

1.11 Statutory Instruments

Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any Law shall be construed as a reference to such Law as amended or re-enacted from time to time or as a reference to any successor thereto.

1.12 Incorporation of Schedules

The following are the schedules attached to and incorporated by reference into this Agreement:

Schedule Number:	Title:
Schedule 1.1(o)	Encumbrances
Schedule 2.3(4)	Escrow agreement
Schedule 3.1(4)	List of jurisdictions where qualified, licensed or registered to carry on business
Schedule 3.1(9)	Dividends declared
Schedule 3.1(15)	Regulatory and Contractual Consents
Schedule 3.1(16)	Reviewed Financial Statements
Schedule 3.1(19)	Indebtedness and liabilities
Schedule 3.1(20)	Consents necessary to carry on lawful operations
Schedule 3.1(26)	List of litigation and regulatory claims
Schedule 3.1(30)	List of material Contracts
Schedule 3.1(31)	List of insurance policies
Schedule 3.1(32)	List of bank, trust and other accounts and powers of attorney
Schedule 3.1(34)	List of major customers and suppliers

Schedule 3.1(35)	Summary of Canadian federal and provincial income tax assessments
Schedule 3.1(36)	Leases and subleases of real property
Schedule 3.1(37)	Environmental matters
Schedule 3.1(38)	Labour and employee matters
Schedule 3.1(39)	List of express written warranties
Schedule 3.1(40)	Intellectual property matters
Schedule 3.2(12)	List of jurisdictions in which Purchaser is qualified, licensed or registered to carry on business
Schedule 3.2(16)	Persons who have options, warrants and other rights in the Purchaser
Schedule 3.2(23)	Consents necessary for Purchaser to carry on its lawful operations
Schedule 3.2(29)	Litigation or regulatory action involving the Purchaser
Schedule 3.2(33)	Material Contracts
Schedule 3.2(34)	Insurance policies
Schedule 3.2(35)	Bank accounts and powers of attorney
Schedule 3.2(36)	Major customers and suppliers of Purchaser
Schedule 3.2(37)	Canadian federal and provincial tax assessments
Schedule 3.2(38)(a)	Owned real property and leased premises
Schedule 3.2(39)	Environmental matters
Schedule 3.2(40)	Labour an employee matters
Schedule 3.2(41)	Express written product warranties
Schedule 3.2(42)	Intellectual property matters
Schedule 7.4(1)	Arbitration provisions

ARTICLE 2

PURCHASE AND SALE

2.1 Purchased Shares

On the terms and subject to the fulfilment of the conditions of this Agreement, the Vendors agree to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendors at the Closing Time, all of the Purchased Shares.

2.2 Consideration

As consideration (the “Consideration”) for the Transaction, the Purchaser shall issue and/or pay, as applicable, to the Vendors, as set forth below, (i) the Consideration Shares (as defined below), (ii) the Cambia Shares (as defined below) in the circumstances set forth in Section 2.3(4) below and (iii) a cash payment at Closing of CDN$1.0 million and a further cash payment on the 12 month anniversary of the Closing Date of CDN$500,000.

2.3 Payment of Consideration

The Consideration shall be paid and satisfied, subject to adjustment in accordance with this Section 2.3, as follows:

(1) At the Closing Time, the Purchaser shall issue to the Vendors an aggregate of 13 million common shares in the capital of the Purchaser (the “Consideration Shares”) as follows:

Elora Financial Management Inc.	5,850,000 common shares
Mary-Ann Harris	3,575,000 common shares
Rob Harris	3,575,000 common shares

(2) At the Closing Time, the Purchaser shall pay to the Vendors by certified cheque, bank draft or other means of immediately available funds, an aggregate of $1,000,000 as follows:

Elora Financial Management Inc.	$450,000
Mary-Ann Harris	$275,000
Rob Harris	$275,000

(3) On the 12 month anniversary of the Closing Date, the Purchaser shall pay to the Vendors by certified cheque, bank draft or other means of immediately available funds, an aggregate of $500,000 as follows:

Elora Financial Management Inc.	$225,000
Mary-Ann Harris	$137,500
Rob Harris	$137,500

(4) Upon receipt by Tribute Pharmaceuticals of Health Canada approval for the marketing and sale of Cambia® in Canada, provided such approval is obtained on or prior to the third anniversary of the Closing Date, the Purchaser shall issue to the Vendors an aggregate of 2 million common shares in the capital of the Purchaser (the “Cambia Shares”) as follows:

Elora Financial Management Inc.	900,000 common shares
Mary-Ann Harris	550,000 common shares
Rob Harris	550,000 common shares

The Consideration Shares shall be subject to a three year time-release escrow based on the following release schedule and in accordance with the escrow agreement attached hereto as Schedule 2.3(4):

	Consideration Shares Released
Date	Elora Financial Management Inc	Mary-Ann Harris	Rob Harris

12 months following the Closing Date	1,170,000	715,000	715,000
18 months following the Closing Date	1,170,000	715,000	715,000
24 months following the Closing Date	1,170,000	715,000	715,000
30 months following the Closing Date	1,170,000	715,000	715,000
36 months following the Closing Date	1,170,000	715,000	715,000

2.4 Allocation of Consideration

The Vendors and the Purchaser agree that the Consideration shall be allocated equally between the Tribute Pharma Shares and the Tribute Pharmaceutical Shares. The Vendors and the Purchaser further covenant and agree to file their respective tax returns in a manner that is consistent with the foregoing allocation.

2.5 Tax Election

The Vendors and the Purchaser shall, if so requested by the Vendors, file in mutually agreeable form an election (the “Election”) under subsection 85(1) of the ITA and any analogous legislation of any province of Canada (the “Tax Act”), in the form and manner and within the time prescribed by the Tax Act, with respect to the sale by the Vendors and the purchase by the Purchasers of the Purchased Shares. Such Election shall specify with respect to the Purchased Shares as an agreed amount such amount as is specified by the Vendors in their discretion, subject to the rules in the Tax Act. Notwithstanding the above, (i) the Vendors shall have the sole responsibility for preparing and filing in a timely fashion the Election, and for paying any penalties or interest which may be payable in connection with the Election, (ii) the Vendors shall forward the Election to the Purchaser for the Purchaser’s approval, which approval shall not be unreasonably withheld, no later than three Business Days prior to the Closing Date, and (iii) the Purchaser’s sole obligation under this Section 2.4 shall be to execute any Election which has been approved by the Purchaser at the Closing Time. The Vendors shall forthwith provide a copy of the Election as filed with a relevant governmental authority to the Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Vendors and the Shareholder

The Vendors and the Shareholder hereby jointly and severally make the following representations and warranties to the Purchaser and acknowledge that the Purchaser is relying on such representations and warranties in entering into this Agreement and completing the Transactions:

(1) Incorporation and Existence of Tribute Pharma and Tribute Pharmaceuticals Tribute Pharma is a corporation incorporated and existing under the laws of the Province of Ontario and Tribute Pharmaceuticals is a corporation incorporated and existing under the laws of the Province of Ontario.

(2) Incorporation and Existence of Elora Elora is a corporation incorporated and existing under the federal laws of Canada.

(3) Corporate Power Each of Tribute Pharma and Tribute Pharmaceuticals has the corporate power and authority to own or lease its property and to carry on the Business as currently being conducted by it.

(4) Qualification Each of Tribute Pharma and Tribute Pharmaceuticals is duly qualified, licensed or registered to carry on business and is in good standing in the jurisdictions listed in Schedule 3.1(4). The jurisdictions listed in Schedule 3.1(4) include all jurisdictions in which the nature of the Business or the property owned or leased by Tribute Pharma and Tribute Pharmaceuticals makes such qualification necessary or where Tribute Pharma and Tribute Pharmaceuticals owns or leases any material properties or assets or conducts any material business.

(5) Subsidiaries Neither Tribute Pharma and Tribute Pharmaceuticals own nor have they agreed to acquire, directly or indirectly, (i) any of the outstanding shares or securities convertible into shares of any other corporation, or (ii) any participating interest in any person.

(6) Authorized and Issued Capital The authorized capital of Tribute Pharma consists of an unlimited number of common shares, of which at the date of this Agreement, 182 common shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable. The authorized capital of Tribute Pharmaceuticals consists of an unlimited number of common shares, of which at the date of this Agreement, 182 common shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable.

(7) Options Except for the Purchaser’s right in this Agreement, no person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for (a) the purchase from the Vendors of any of the Purchased Shares; (b) the purchase, subscription, allotment or issuance of any unissued shares or securities of Tribute Pharma or Tribute Pharmaceuticals; or (c) other than in the ordinary course of the Business, the purchase or other acquisition from Tribute Pharma or Tribute Pharmaceuticals of any of its undertaking, property or assets.

(8) Title to Purchased Shares The Purchased Shares are owned by the Vendors as the registered and beneficial owner thereof with good and marketable title, free and clear of all Encumbrances.

(9) Dividends and Distributions Except as disclosed in Schedule 3.1(9), since the Reviewed Statements Date, as applicable, neither Tribute Pharma or Tribute Pharmaceuticals, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so.

(10) Corporate Records The corporate records of Tribute Pharma and Tribute Pharmaceuticals are complete and accurate and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of Tribute Pharma and Tribute Pharmaceuticals, respectively, and without limiting the generality of the foregoing, (a) the minute books contain complete and accurate minutes of all meetings of the directors and shareholders of Tribute Pharma and Tribute Pharmaceuticals held since their respective dates of incorporation and all such meetings were duly called and held; (b) the minute books contain all written resolutions passed by the directors and shareholders of Tribute Pharma and Tribute Pharmaceuticals and all such resolutions were duly passed; (c) the share certificate books, registers of shareholders and registers of securities transfers of Tribute Pharma and Tribute Pharmaceuticals are complete and accurate, and all transfers of securities have been duly completed and approved and any exigible tax payable in connection with the transfer of any securities of Tribute Pharma and Tribute Pharmaceuticals has been duly paid; and (d) the registers of directors and officers are complete and accurate and all former and present directors and officers of Tribute Pharma and Tribute Pharmaceuticals were duly elected or appointed as the case may be.

(11) Validity of Agreement

(a)

Elora has all necessary corporate power to own the Purchased Shares and to enter into and perform its obligations under this Agreement, and each of Elora, Tribute Pharma and Tribute Pharmaceuticals have all necessary corporate power to enter into and perform their respective obligations under any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)

Elora’s execution and delivery of, and performance of its obligations under, this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each of Elora and Tribute Pharma and Tribute Pharmaceuticals, respectively.

(c)

This Agreement or any other agreements entered into pursuant to this Agreement to which any of Tribute Pharma and Tribute Pharmaceuticals, MH, RH or Elora is a party constitute legal, valid and binding obligations of each of Tribute Pharma and Tribute Pharmaceuticals, MH, RH or Elora, as the case may be, enforceable against each of them in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(12) No Violation The execution and delivery of this Agreement by the Vendors, the consummation of the Transactions and the fulfilment by the Vendors of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(a)

contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Vendors, Tribute Pharma or Tribute Pharmaceuticals under:

(i)	any applicable Law;

(ii)	any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Vendors, Tribute Pharma or Tribute Pharmaceuticals;

(iii)	the articles, by-laws or any resolutions of the board of directors or shareholders of Elora, Tribute Pharma or Tribute Pharmaceuticals;

(iv)	any Consent held by the Vendors, Tribute Pharma or Tribute Pharmaceuticals or necessary to the ownership of the Purchased Shares or the operation of the Business; or

(v)	the provisions of any Contract to which the Vendors, Tribute Pharma or Tribute Pharmaceuticals is a party or by which any of them is, or any of their properties or assets are, bound; or

(b)	result in the creation or imposition of any Encumbrance on any of the Purchased Shares or any of the property or assets of Tribute Pharma or Tribute Pharmaceuticals.

(13) Shareholders’ Agreements There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of Tribute Pharma or Tribute Pharmaceuticals.

(14) Private Issuer Tribute Pharma and Tribute Pharmaceuticals are private issuers as that term is defined in NI 45-106.

(15) Regulatory and Contractual Consents There is no requirement to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transactions, except for the filings, notifications and Consents described in Schedule 3.1(15).

There is no requirement under any Contract relating to the Business or to which the Vendors, Tribute Pharma or Tribute Pharmaceuticals is a party or by which any of them are bound to make any filing with, give any notice to, or to obtain the Consent of, any party to such Contract relating to the Transactions except for the filings, notifications or Consents described in Schedule 3.1(15).

(16) Financial Statements  The Reviewed Financial Statements and the Closing Date Financial Statements,

(a)	have been prepared and, in the case of the Closing Date Financial Statements, will be prepared, in accordance with GAAP on a basis consistent with that of prior fiscal periods;

(b)	are, and in the case of the Closing Date Financial Statements will be, complete and accurate; and

(c)

present, and in the case of the Closing Date Financial Statements will present, fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Tribute Pharma and Tribute Pharmaceuticals at their respective balance sheet dates, and the results of operations of Tribute Pharma and Tribute Pharmaceuticals.

(17) Records The Records have been duly maintained in accordance with all applicable legal requirements and contain full and accurate records of all material matters relating to the Business. All material financial transactions relating to the Business have been accurately recorded in the Records in accordance with GAAP. No Records are in the possession of, recorded, stored, maintained by, or otherwise dependent on, any other person.

(18) No Material Adverse Change Since the Reviewed Statements Date, as applicable, no material adverse change has occurred in any of the assets, Business, financial condition, earnings or results of operations or, to the best of the Vendors’ knowledge, the current prospects of Tribute Pharma or Tribute Pharmaceuticals nor has any other event, condition, or state of facts occurred or arisen which might have a material adverse effect on the assets, Business, financial condition, earnings, results of operations or, to the best of the Vendors’ knowledge, the current prospects of Tribute Pharma and Tribute Pharmaceuticals on a consolidated basis.

(19) Absence of Undisclosed Liabilities Except to the extent reflected or reserved against in the balance sheet (including the notes thereto) forming part of the Reviewed Financial Statements or incurred subsequent to the date thereof, as applicable, or disclosed in Schedule 3.1(19) and except in respect of normal trade payables arising in the ordinary course of the Business, Tribute Pharma and Tribute Pharmaceuticals do not have any outstanding indebtedness or any liabilities (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind exceeding $50,000.

(20) Consents Tribute Pharma and Tribute Pharmaceuticals have conducted the Business in compliance with, and hold all Consents necessary for the lawful operation of the Business, pursuant to all applicable Laws, all of which Consents are listed on Schedule 3.1(20) and all of which are valid and subsisting and in good standing and, to the knowledge of the Vendors, with no violations as of the date of this Agreement. All such Consents are renewable by their terms or in the ordinary course of the Business without the need for Tribute Pharma or Tribute Pharmaceuticals to comply with any special qualification or procedures or to pay any amounts other than routine filing fees. The Vendors have provided a true and complete copy of each Consent and all amendments thereto to the Purchaser.

(21) Compliance with Laws Tribute Pharma and Tribute Pharmaceuticals have complied, and the Business is now being conducted in compliance, in all material respects, with all Laws applicable to the Business, Tribute Pharma or Tribute Pharmaceuticals.

(22) Conduct of Business in Ordinary Course Since March 31, 2011 the Business has been carried on in the ordinary course consistent with past practice. The Business is the only business operation carried on by Tribute Pharma and Tribute Pharmaceuticals and the property and assets owned or leased by Tribute Pharma and Tribute Pharmaceuticals are sufficient to carry on the Business at the Closing Date.

(23) Location of Tangible Personal Property With the exception of inventory in transit, all the tangible assets of Tribute Pharma and Tribute Pharmaceuticals are situate at the locations set out in Schedule 3.1(36).

(24) Condition of Assets All material tangible personal property used by Tribute Pharma and Tribute Pharmaceuticals in or in connection with the Business or any part thereof is in good operating condition, repair and proper working order, having regard to its use and age, except only for reasonable wear and tear.

(25) Title to Personal and Other Property The property and assets of Tribute Pharma and Tribute Pharmaceuticals are owned by Tribute Pharma and Tribute Pharmaceuticals, as the case may be, as the beneficial owner with a good and marketable title, free and clear of all Encumbrances other than the Permitted Encumbrances.

(26) Litigation Except as disclosed in Schedule 3.1(26), there are no actions, suits or proceedings, judicial or administrative, (whether or not purportedly on behalf of Tribute Pharma or Tribute Pharmaceuticals) pending or to the knowledge of the Vendors, threatened, by or against or affecting Tribute Pharma or Tribute Pharmaceuticals, at law or in equity, or before or by any Regulatory Authority. Except for the matters referred to in Schedule 3.1(26), there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success. Except as disclosed in Schedule 3.1(26), there is not presently outstanding against Tribute Pharma or Tribute Pharmaceuticals any judgment, injunction or other order of any Regulatory Authority.

(27) Capital Expenditures  Neither Tribute Pharma or Tribute Pharmaceuticals is committed to make any capital expenditures, nor have any capital expenditures been authorized by Tribute Pharma or Tribute Pharmaceuticals at any time since the Reviewed Statements Date, as applicable, except for capital expenditures made in the ordinary course of the Business which, in the aggregate, do not exceed $10,000.

(28) Inventories The inventories of Tribute Pharma and Tribute Pharmaceuticals do not include any material items that are slow moving, below standard quality or of a quality or quantity not useable or saleable in the ordinary course of the Business, the value of which has not been written down on its books of account to net realizable market value. The inventory levels of Tribute Pharma and Tribute Pharmaceuticals have been maintained at such amounts as are required for the operation of the Business as previously conducted and such inventory levels are adequate for the Business.

(29) Accounts Receivable The accounts receivable due or accruing to Tribute Pharma or Tribute Pharmaceuticals reflected in the Reviewed Financial Statements, as applicable, and all accounts receivable of Tribute Pharma and Tribute Pharmaceuticals arising since the date of the Reviewed Financial Statements and up to and including the Closing Date, as applicable, arose from bona fide transactions in the ordinary course of the Business and are valid, enforceable and, to the knowledge of the Vendors, fully collectible accounts (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Reviewed Financial Statements, as applicable, in accordance with GAAP or as previously disclosed in writing to the Purchaser).

(30) Material Contracts The contracts listed in Schedule 3.1(30) constitute all the material Contracts of Tribute Pharma and Tribute Pharmaceuticals. Without limiting the generality of the foregoing, and except as otherwise set out in Schedule 3.1(30), neither of Tribute Pharma or Tribute Pharmaceuticals is a party to or bound by any:

(a)	distributor, sales, advertising, agency or manufacturer’s representative Contract;

(b)	collective bargaining agreement or other Contract with any labour union;

(c)	continuing Contract for the purchase of materials, supplies, equipment or services involving more than $10,000 in respect of any such Contract;

(d)

employment or consulting Contract or any other Contract with any officer, employee or consultant other than oral Contracts of indefinite hire terminable by the employer without cause on reasonable notice;

(e)

profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(f)

trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money, the provision of financial assistance of any kind or a leasing transaction of a type required to be capitalized in accordance with GAAP, or any Contract creating an Encumbrance relating thereto;

(g)	commitment for charitable contributions;

(h)	Contract for capital expenditures in excess of $10,000 in the aggregate;

(i)	Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of the Business;

(j)

Contract pursuant to which Tribute Pharma or Tribute Pharmaceuticals is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property material to the Business;

(k)

confidentiality, secrecy or non-disclosure Contract (whether Tribute Pharma or Tribute Pharmaceuticals is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;

(l)	license, franchise or other Contract that relates in whole or in part to any Intellectual Property;

(m)

agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of, or any agreement to provide financial assistance of any kind to, any other person (except for cheques endorsed for collection);

(n)

Contract that expires, or may expire if the same is not renewed or extended at the option of any person other than Tribute Pharma or Tribute Pharmaceuticals, more than one year after the date of this Agreement;

(o)

Contract with any officer, director, employee, shareholder or any other person not dealing at arm’s length with Tribute Pharma or Tribute Pharmaceuticals (within the meaning of the ITA) except for Contracts of employment; or

(p)	Contract entered into by Tribute Pharma or Tribute Pharmaceuticals other than in the ordinary course of the Business.

Tribute Pharma and Tribute Pharmaceuticals have performed all of their material obligations required to be performed by them and are entitled to all of the benefits under any Contract relating to the Business to which any of them is a party or by which any of them is bound. The Contracts listed in Schedule 3.1(30) are all in full force and effect unamended and neither Tribute Pharma, Tribute Pharmaceuticals or, to the knowledge of the Vendors, any other party, is in default under such Contracts. Neither of Tribute Pharma or Tribute Pharmaceuticals is in default or in breach of any Contract to which it is a party and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such Contracts are in good standing and in full force and effect unamended and either Tribute Pharma or Tribute Pharmaceuticals is entitled to all benefits thereunder. The Vendors have provided to the Purchaser a true and complete copy of each Contract listed in Schedule 3.1(30) and all amendments thereto or have given the Purchaser reasonable access thereto.

(31) Insurance Tribute Pharma and Tribute Pharmaceuticals have all of their property and assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Closing Time. Schedule 3.1(31) sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any claims) maintained by Tribute Pharma and Tribute Pharmaceuticals on their property and assets or personnel as of the date of this Agreement and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the property and assets of Tribute Pharma and Tribute Pharmaceuticals. Neither of Tribute Pharma or Tribute Pharmaceuticals is in default with respect to any of the provisions contained in any such insurance policy, and neither has failed to give any notice or present any claim under any such insurance policy in a timely fashion. Neither of Tribute Pharma or Tribute Pharmaceuticals has received notice from any insurer denying any claim. The Vendors have provided to the Purchaser a true copy of each insurance policy referred to in Schedule 3.1(31) and all amendments thereto.

(32) Bank Accounts and Powers of Attorney Schedule 3.1(32) is a correct and complete list showing (i) the name of each bank, trust company or similar institution in which Tribute Pharma or Tribute Pharmaceuticals has an account or safe deposit box, the number or designation of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the names of any persons holding powers of attorney from Tribute Pharma or Tribute Pharmaceuticals and a summary of the terms.

(33) Brokers None of the Vendors, the Shareholder, Tribute Pharma or Tribute Pharmaceuticals has engaged any broker or other agent in connection with the Transactions and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to act or have acted for the Vendors, the Shareholder, Tribute Pharma or Tribute Pharmaceuticals.

(34) Customers and Suppliers Schedule 3.1(34) sets out the major customers and suppliers of Tribute Pharma and Tribute Pharmaceuticals and there has been no termination or cancellation of, and no modification or change in, Tribute Pharma’s or Tribute Pharmaceuticals’ business relationship with any major customer, supplier or group of major customers or suppliers since June 30, 2011. To the best of the Vendors’ knowledge, the benefits of all relationships with the major customers or suppliers of Tribute Pharma and Tribute Pharmaceuticals will continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.

(35) Tax Matters

(a)	For purposes of this Section 3.1(35), the following definitions shall apply:

(i)

“Tax” and “Taxes” shall mean any or all Canadian federal, provincial, local or foreign (i.e. non-Canadian) income, gross receipts, real property gains, goods and services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions, whether or not disputed.

(ii)

“Tax Return” shall mean any return, declaration, report, estimate, information return or statement, or claim for refund relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to withholding at source or payments to third parties, and any schedules or attachments or amendments of any of the foregoing.

(b)

Tribute Pharma and Tribute Pharmaceuticals have filed on a timely basis all Tax Returns required to be filed. All Taxes disclosed in such Tax Returns have been paid. All Taxes due from or payable by Tribute Pharma and Tribute Pharmaceuticals in respect of periods for which a Tax Return is not due have been paid or provision has been made in their books and records, as applicable. All instalments or other payments on account of Taxes that relate to periods for which Tax Returns are not yet due have been paid on a timely basis. Schedule 3.1(35) contains a complete and accurate summary of all Canadian federal or provincial income tax assessments that have been issued to Tribute Pharma and Tribute Pharmaceuticals covering all past periods up to and including the fiscal years ended on or before the Closing Date that remain open for reassessment. All amounts disclosed on Schedule 3.1(35) have been paid or settled in full. Schedule 3.1(35) contains a complete and accurate summary of all fiscal periods that remain open for assessment of additional federal or provincial income Taxes. There are no actions, objections, appeals, suits or other proceedings or claims in progress, pending or threatened by or against Tribute Pharma and Tribute Pharmaceuticals in respect of any Taxes, and in particular there are no currently outstanding assessments or written enquiries which have been issued or raised by any Regulatory Authority relating to any such Taxes. Neither Tribute Pharma or Tribute Pharmaceuticals has received notice of any claim by a Regulatory Authority of any jurisdiction where Tribute Pharma or Tribute Pharmaceuticals does not file Tax Returns that Tribute Pharma or Tribute Pharmaceuticals, as the case may be, is or may be subject to taxation of that jurisdiction. There are no Encumbrances pending on or with respect to any of the assets of Tribute Pharma, or Tribute Pharmaceuticals that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)

Tribute Pharma and Tribute Pharmaceuticals have withheld, collected and paid to the proper Regulatory Authorities all Taxes required to have been withheld, collected and paid in connection with (i) amounts paid, credited or owing to any employee, independent or dependent contractor, creditor, shareholder, non-resident of Canada or other third party, and (ii) goods and services received from or provided to any person.

(d)

To the knowledge of the Vendors and the Shareholder, no steps are being taken by any Regulatory Authority to assess any additional Taxes against Tribute Pharma or Tribute Pharmaceuticals for any period for which Tax Returns have been filed and to the knowledge of the Vendors and the Shareholder there are no actual or pending investigations of Tribute Pharma or Tribute Pharmaceuticals relating to Taxes. The Purchaser has been provided with correct and complete copies of all Tax Returns of Tribute Pharma and Tribute Pharmaceuticals, together with any notices of assessment, examination reports or statements of deficiencies assessed against or agreed to by any of Tribute Pharma or Tribute Pharmaceuticals, for all taxable periods for which the statute of limitations has not yet closed and any correspondence relating thereto.

(e)	Neither Tribute Pharma or Tribute Pharmaceuticals has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency.

(f)	Neither Tribute Pharma or Tribute Pharmaceuticals is a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for Tax purposes.

(g)	The Vendors are not a non-resident person within the meaning of the ITA.

(h)

The Tax basis of the assets of Tribute Pharma and Tribute Pharmaceuticals by category, including the classification of such assets as being depreciable or amortizable as reflected in their respective Tax Returns and related working papers, is true and correct.

(36) Leased Premises

(a)

Neither Tribute Pharma or Tribute Pharmaceuticals own any real property. Schedule 3.1(36) describes all Leases under which Tribute Pharma or Tribute Pharmaceuticals leases or subleases any real property as lessee or sublessee (hereinafter in this Section 3.1(36) referred to as the “Lessee”). Other than the Leases, neither Tribute Pharma or Tribute Pharmaceuticals is a party to or is bound, as Lessee, by any lease, sublease, license or other instrument relating to real property. Complete and correct copies of the Leases have been provided to the Purchaser. The Leases are in full force and effect, unamended. The Lessee under each Lease is exclusively entitled to all rights and benefits as Lessee under such Lease, and no Lessee has sublet, assigned, licensed or otherwise conveyed any rights in any of the Leased Premises or in any of the Leases to any other person.

(b)

All rental and other payments and other obligations required to be paid and performed by the Lessee pursuant to each of the Leases have been duly paid and performed. The Lessee is not in default of any of its obligations under any of the Leases and, to the knowledge of the Vendors, none of the landlords or other parties to the Leases are in default of any of their obligations under any of the Leases. No waiver, indulgence or postponement of the Lessee’s obligations under any of the Leases has been granted by the landlord thereunder. There exists no event of default on the part of the Lessee under any Lease or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease. None of the terms and conditions of any of the Leases will be affected by, nor will any of the Leases be in default as a result of, the completion of the Transactions, and all Consents of landlords or other parties to the Leases required in order to complete the Transactions have been obtained, or will have been obtained by the Closing Time, and are, or once obtained will be, in full force and effect.

(c)

The use by Tribute Pharma or Tribute Pharmaceuticals, as applicable, of the Leased Premises is not in breach of any Laws, including any building, zoning or other statutes or any official plan, or any covenants, restrictions, rights or easements, affecting such Leased Premises. All buildings, structures and improvements situated on any of the Leased Premises, are located wholly within the boundaries of such Leased Premises, as applicable, and comply with all Laws, covenants, restrictions, rights and easements affecting the same. There are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to any of the Leased Premises. No part of any of the Leased Premises has been condemned, taken or expropriated by any Regulatory Authority, nor has any notice or proceeding in respect thereof been given, commenced or threatened. The Leased Premises are fully serviced by utilities having adequate capacities for the normal operations of the Business.

(d)

No amounts including, without limitation, municipal property Taxes, local improvement Taxes, levies or assessments, are owing by Tribute Pharma or Tribute Pharmaceuticals in respect of the Leased Premises to any Regulatory Authority or public utility, other than current accounts which are not in arrears. There are no outstanding appeals on assessments which have been issued or raised by any Regulatory Authority or by Tribute Pharma or Tribute Pharmaceuticals concerning any realty, business or other Taxes with respect to the Leased Premises. All amounts for labour or materials supplied to or on behalf of Tribute Pharma or Tribute Pharmaceuticals relating to the construction, alteration or repair of or on any of the Leased Premises have been paid in full and, to the knowledge of the Vendors, no one has filed or has a right to file any construction, builders’, mechanics’ or similar liens.

(e)

To the knowledge of the Vendors, the buildings and structures comprising the Leased Premises are free of any structural defect. The heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in any of the Leased Premises are in good working order, fully operational and free of any defect, except for normal wear and tear.

(37) Environmental Matters

(a)	For the purposes of this Agreement, the following terms and expressions shall have the following meanings:

(i)	“Environmental Laws” means all Laws applicable to the environment, occupational health and safety, product safety, product liability and public safety.

(ii)	“Environmental Consents” includes all Consents issued by or issuable by any Regulatory Authority under Environmental Laws.

(iii)

“Hazardous Substance” means, any material or substance that may impair the quality of the environment or which under Environmental Laws is deemed to be “hazardous”, a “pollutant”, “toxic”, “deleterious”, caustic”, “dangerous”, a “waste”, a “hazardous material”, a “source of contamination” or analogous substance including, without limitation, petroleum and petroleum products, asbestos, polychlorinated biphenyls, and flammable and radioactive materials.

(iv)

“Release” means any release, spill, leak, emission, discharge, leach, dumping, migration, pumping, pouring, emitting, emptying, injecting, spraying, burying, abandoning, incinerating, seeping, escape, disposal or similar or analogous act as defined in any Environmental Laws.

(b)

Except as disclosed in Schedule 3.1(37), Tribute Pharma and Tribute Pharmaceuticals, the operation of the Business and the assets owned or used by Tribute Pharma and Tribute Pharmaceuticals have been and are in compliance with all Environmental Laws, including all Environmental Consents.

(c)

Except as disclosed in Schedule 3.1(37): (i) Tribute Pharma and Tribute Pharmaceuticals have not been charged with or convicted of any offence for non-compliance with Environmental Laws, or been fined or otherwise sentenced or settled any prosecution short of conviction; and (ii) there are no notices of judgment or commencement of proceedings of any nature and Tribute Pharma and Tribute Pharmaceuticals have never been investigated relating to any breach or alleged breach of Environmental Laws.

(d)

Tribute Pharma and Tribute Pharmaceuticals have obtained all Environmental Consents necessary to conduct the Business and to own, use and operate their respective properties and assets. All such Environmental Consents are listed in Schedule 3.1(37) and complete and correct copies have been provided to the Purchaser.

(e)

Except as disclosed in Schedule 3.1(37), there are no Hazardous Substances located on or in or under the surface of any Leased Premises of Tribute Pharma or Tribute Pharmaceuticals, and no Release of any Hazardous Substances has occurred on, in or from any Leased Premises or has resulted from the operation of the Business and the conduct of activities thereon.

(f)

Except as disclosed in Schedule 3.1(37), neither of Tribute Pharma or Tribute Pharmaceuticals has used any of its Leased Premises to produce, generate, manufacture, treat, store, handle, transport or dispose of any Hazardous Substances except in compliance with Environmental Laws.

(g)

Except as disclosed in Schedule 3.1(37), there are no underground or above-ground storage tanks or associated piping or appurtenances (active or abandoned), or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or radioactive substances located on or in or under the surface of any of the Leased Premises or other assets used thereon.

(h)

Except as disclosed in Schedule 3.1(37), neither of Tribute Pharma or Tribute Pharmaceuticals is, and there is no basis upon which Tribute Pharma or Tribute Pharmaceuticals could become, responsible for any clean-up or corrective action under any Environmental Laws. Tribute Pharma and Tribute Pharmaceuticals have provided the Purchaser with copies of any environmental audits, site assessments and studies (including all drafts thereof) concerning any of the Leased Premises, or that are in any way related to the Business, that it has ever conducted or that are in its possession or control.

(38) Labour and Employee Matters

(a)

Schedule 3.1(38) identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit plan that is maintained or otherwise contributed to, or required to be contributed to, by Tribute Pharma or Tribute Pharmaceuticals for the benefit of employees or former employees of Tribute Pharma or Tribute Pharmaceuticals (the “Employee Plans”) and a true and complete copy of each Employee Plan has been furnished to the Purchaser. Each Employee Plan has been maintained in compliance with its terms and with the material requirements prescribed by any and all Laws that are applicable to such Employee Plan. The Vendors have delivered to the Purchaser the actuarial valuations, if any, prepared for each Employee Plan during the past three years. Except as described in Schedule 3.1(38):

(i)

all contributions to and payments from each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, with the Laws that govern such Employee Plan, have been made in a timely manner;

(ii)

all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any Regulatory Authority or distributed to any Employee Plan participant have been duly filed on a timely basis or distributed;

(iii)

there are no pending investigations by any Regulatory Authority involving or relating to an Employee Plan, threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against Tribute Pharma or Tribute Pharmaceuticals in respect of any Employee Plan or assertions of any rights or claims to benefits under any Employee Plan that could give rise to a liability nor are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding;

(iv)

no notice has been received by Tribute Pharma or Tribute Pharmaceuticals of any complaints or other proceedings of any kind involving Tribute Pharma or Tribute Pharmaceuticals or any of the employees of Tribute Pharma or Tribute Pharmaceuticals before any pension board or committee relating to any Employee Plan or to Tribute Pharma or Tribute Pharmaceuticals; and

(v)

the assets of each Employee Plan are at least equal to the liabilities of such Employee Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Plan, and neither the Purchaser nor any of its associates or affiliates (other than Tribute Pharma and Tribute Pharmaceuticals) will incur any liability with respect to any Employee Plan as a result of the Transactions.

(b)

Except as described in Schedule 3.1(38), neither of Tribute Pharma or Tribute Pharmaceuticals has made any Contract with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and, except as set out in Schedule 3.1(38), there are no current attempts to organize or establish any labour union or employee association with respect to any employees of Tribute Pharma or Tribute Pharmaceuticals, nor is there any certification of any such union with regard to a bargaining unit. There are no grievances against Tribute Pharma or Tribute Pharmaceuticals for which Tribute Pharma or Tribute Pharmaceuticals has received written notice under any collective agreement.

(c)

Schedule 3.1(38) contains a complete and accurate list of the names of all individuals who are employees or consultants of Tribute Pharma or Tribute Pharmaceuticals specifying the length of service, title, rate of salary and commission or bonus structure for each such employee.

No notice has been received by Tribute Pharma or Tribute Pharmaceuticals of any complaint filed by any of the employees against Tribute Pharma or Tribute Pharmaceuticals claiming that Tribute Pharma or Tribute Pharmaceuticals has violated any Laws applicable to employee or human rights, or of any complaints or proceedings of any kind involving Tribute Pharma or Tribute Pharmaceuticals or any of the employees of Tribute Pharma or Tribute Pharmaceuticals before any labour relations board, except as disclosed in Schedule 3.1(38). All levies, assessments and penalties made against Tribute Pharma or Tribute Pharmaceuticals pursuant to any Laws applicable to workers’ compensation have been paid by Tribute Pharma or Tribute Pharmaceuticals and neither of Tribute Pharma or Tribute Pharmaceuticals has been assessed under any such legislation during the past two years.

(d)

All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the Records.

(39) Product Warranties Schedule 3.1(39) is a complete and accurate list of all express, written warranties given to purchasers of products supplied by Tribute Pharma or Tribute Pharmaceuticals.

(40) Intellectual Property Schedule 3.1(40) sets out a complete and accurate list of all (a) domestic and foreign patents, trade-marks, trade names, copyrights, industrial designs, business names, certification marks, service marks, distinguishing guises, business styles and other industrial or intellectual property, whether or not registered, that are owned by or licensed to Tribute Pharma or Tribute Pharmaceuticals, and all applications in respect thereof; (b) all trade secrets, know-how, inventions, formulas, processes and technology pertaining to the Business; and (c) all computer systems and application software, including all related documentation and the latest revisions of all related object and source codes, owned or used by Tribute Pharma or Tribute Pharmaceuticals (collectively, the “Intellectual Property”), including particulars of any registration, details of all applications for registration and, where unregistered, the date of first use. Either Tribute Pharma or Tribute Pharmaceuticals is the sole owner of the Intellectual Property except in the case of Intellectual Property licensed to Tribute Pharma or Tribute Pharmaceuticals. Complete and correct copies of all Contracts whereby any rights in respect of Intellectual Property have been granted or licensed to Tribute Pharma or Tribute Pharmaceuticals have been provided to the Purchaser. Except as disclosed in Schedule 3.1(40), Tribute Pharma or Tribute Pharmaceuticals has the exclusive right to use all of the Intellectual Property and has not granted any licence or other rights to any other person in respect of the Intellectual Property. The Intellectual Property is free and clear of any Encumbrances other than the Permitted Encumbrances. The Intellectual Property comprises all patents, trade-marks, trade names, copyrights, industrial designs, business names, certification numbers, inventions, know-how, service marks, formulae, processes, technology, trade-secrets, computer systems and application software and other industrial or intellectual property necessary to conduct the Business. Neither of Tribute Pharma or Tribute Pharmaceuticals has used or enforced, or failed to use or enforce, any of the Intellectual Property in any manner which could limit its validity or result in its invalidity. Except as disclosed in Schedule 3.1(40), there has been no infringement or violation of Tribute Pharma’s or Tribute Pharmaceuticals’ rights in and to the Intellectual Property or any trade secrets or confidential information, nor any claim of adverse ownership, invalidity or other opposition to or conflict with any of the Intellectual Property. Neither of Tribute Pharma or Tribute Pharmaceuticals is or has engaged in any activity that violates or infringes any intellectual property rights of any other person.

(41) Privacy Matters Tribute Pharma and Tribute Pharmaceuticals have conducted and are conducting the Business in material compliance with all Laws applicable to privacy and the protection of personal information.

3.2 Representations and Warranties of the Purchaser

The Purchaser hereby makes the following representations and warranties to the Vendors and acknowledges that the Vendors is relying on such representations and warranties in entering into this Agreement and completing the Transactions:

(1) Incorporation and Existence The Purchaser is a corporation organized and existing under the laws of the Province of Ontario.

(2) Corporate Power The Purchaser has the corporate power and authority to own or lease its property and to carry on the Purchaser Business as currently being conducted by it.

(3) Validity of Agreement

(a)

The Purchaser has all necessary corporate power to purchase the Purchased Shares. The Purchaser has all necessary corporate power to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)

The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser.

(c)

This Agreement or any other agreements entered into pursuant to this Agreement to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(4) No Violation The execution and delivery of this Agreement by the Purchaser, the consummation of the Transactions and the fulfilment by the Purchaser of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both) contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Purchaser, under:

(a)	any applicable Law;

(b)	any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Purchaser;

(c)	the articles, by-laws or any resolutions of the board of directors or shareholders of the Purchaser;

(d)	any Consent held by the Purchaser; or

(e)	the provisions of any Contract to which the Purchaser is a party or by which it is, or any of its properties or assets are, bound.

(5) Brokers Other than Bloom Burton, the Purchaser has not engaged any broker or other agent in connection with the Transactions and, accordingly, other than the fees payable to Bloom Burton, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for the Purchaser.

(6) Consents There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transactions , other than the filing of form 45-106F1 in connection with the issuance of the Consideration Shares and the Cambia Shares.

(7) Authorized Capital. The Purchaser is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares.

(8) Reporting Issuer The Purchaser is a “reporting issuer” within the meaning of the Securities Act (British Columbia), the Securities Act (Alberta) and the Securities Act and is not in default of any of the requirements of the Securities Act (British Columbia), Securities Act (Alberta) and the Securities Act or any of the administrative policies or notices of the Securities Regulators or any securities regulatory body in the United States. The Purchaser is also a smaller reporting company as defined by Rule 12b-2 of the U.S. Securities Exchange Act.

(9) Trading The common shares in the capital of the Purchaser are quoted for trading on the OTC Pink Sheets and the Purchaser is in compliance with all rules and regulations of such body.

(10) Cease Trade Orders No order ceasing or suspending trading in securities of the Purchaser nor prohibiting the sale of such securities has been issued to and is outstanding against the Purchaser or its directors, officers or promoters or against any other companies that have common directors, officers or promoters and, to the best of the Purchaser’s knowledge, no investigations or proceedings for such purposes are pending or threatened.

(11) Regulatory Filings The Purchaser will within the required time, file with any applicable Securities Regulator or other securities regulatory authority, any documents, reports and information, in the required form, required to be filed by applicable securities laws in connection with the Transactions, together with any applicable filing fees and other materials.

(12) Qualification The Purchaser is duly qualified, licensed or registered to carry on business and is in good standing in the jurisdictions listed in Schedule 3.2(12). The jurisdictions listed in Schedule 3.2(12) include all jurisdictions in which the nature of the Purchaser Business or the property owned or leased by the Purchaser makes such qualification necessary or where the Purchaser owns or leases any material properties or assets or conducts any material business.

(13) Subsidiaries The Purchaser does not own and has not agreed to acquire, directly or indirectly, (i) any of the outstanding shares or securities convertible into shares of any other corporation, or (ii) any participating interest in any person.

(14) Authorized and Issued Capital The authorized capital of the Purchaser consists of an unlimited number of common shares and an unlimited number of preferred shares, of which (i) at the date of this Agreement, 24,610,042 common shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable and no preferred shares are outstanding, and (ii) at the Closing Time, 24,610,042 common shares (and no more) shall have been duly issued and shall be outstanding as fully paid and non-assessable.

(15) Consideration Shares and Cambia Shares The Consideration Shares and the Cambia Shares, when and if issued to the Vendors pursuant to this Agreement, shall be duly issued and outstanding as fully paid and non-assessable freely tradeable securities of the Purchaser.

(16) Options Other than as disclosed in Schedule 3.2(16), no person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for the purchase, subscription, allotment or issuance of any unissued shares or securities of the Purchaser.

(17) Dividends and Distributions Since December 31, 2010, the Purchaser has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so.

(18) Corporate Records The corporate records of the Purchaser are complete and accurate and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of the Purchaser, and without limiting the generality of the foregoing, (a) the minute books contain complete and accurate minutes of all meetings of the directors and shareholders of the Purchaser held since its date of incorporation, and all such meetings were duly called and held; (b) the minute books contain all written resolutions passed by the directors and shareholders of the Purchaser and all such resolutions were duly passed; and (c) the registers of directors and officers are complete and accurate and all former and present directors and officers of Purchaser were duly elected or appointed as the case may be.

(19) Shareholders’ Agreements There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Purchaser.

(20) Public Disclosure Documents  All filings and fees required to be made and paid by the Purchaser pursuant to securities laws and general corporate law have been made and paid and the information and statements set forth in the Public Disclosure Documents were accurate in all material respects and did not contain any misrepresentation as of the date of such information or statement, and the Purchaser has not filed any confidential material change report with any Securities Regulators that is still maintained on a confidential basis.

(21) Financial Statements  The Purchaser Financial Statements:

(a)	have been prepared in accordance with GAAP on a basis consistent with that of prior fiscal periods;

(b)	are complete and accurate; and

(c)	present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Purchaser as at the date thereof, as applicable.

(22) No Material Adverse Change Since June 30, 2011, no material adverse change has occurred in any of the assets, business, financial condition, earnings, results of operations or, to the best of the Purchaser’s knowledge, the current prospects of the Purchaser nor has any other event, condition, or state of facts occurred or arisen which might have a material adverse effect on the assets, business, financial condition, earnings, results of operations or, to the best of the Purchaser’s knowledge, the current prospects of the Purchaser.

(23) Consents The Purchaser has conducted the Purchaser Business in compliance with, and hold all Consents necessary for the lawful operation of the Purchaser Business, pursuant to all applicable Laws, all of which Consents are listed on Schedule 3.2(23) and all of which are valid and subsisting and in good standing with no violations as of the date of this Agreement. All such Consents are renewable by their terms or in the ordinary course of the Purchaser Business without the need for the Purchaser to comply with any special qualification or procedures or to pay any amounts other than routine filing fees.

(24) Compliance with Laws The Purchaser has complied, and the Purchaser Business is now being conducted in compliance, in all material respects, with all Laws applicable to the Purchaser Business.

(25) Conduct of Business in Ordinary Course Since June 30, 2011 the Purchaser Business has been carried on in the ordinary course consistent with past practice. The Purchaser Business is the only business operation carried on by the Purchaser, and the property and assets owned or leased by the Purchaser are sufficient to carry on the Purchaser Business at the Closing Date.

(26) Location of Tangible Personal Property With the exception of inventory in transit, all the tangible assets of the Purchaser are situate at the locations set out in Schedule 3.2(38)(a).

(27) Condition of Assets All material tangible personal property used by the Purchaser in or in connection with the Purchaser Business or any part thereof is in good operating condition, repair and proper working order, having regard to its use and age, except only for reasonable wear and tear.

(28) Title to Personal and Other Property The property and assets of the Purchaser (other than the Real Properties) are owned by the Purchaser as the beneficial owner with a good and marketable title, free and clear of all Encumbrances other than the Permitted Encumbrances.

(29) Litigation Except as disclosed in Schedule 3.2(29), there are no actions, suits or proceedings, judicial or administrative, (whether or not purportedly on behalf of the Purchaser) pending or to the knowledge of the Purchaser, threatened, by or against or affecting the Purchaser, at law or in equity, or before or by any Regulatory Authority. Except for the matters referred to in Schedule 3.2(29), there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success. Except as disclosed in Schedule 3.2(29), there is not presently outstanding against the Purchaser any judgment, injunction or other order of any Regulatory Authority.

(30) Capital Expenditures  The Purchaser is not committed to make any capital expenditures, nor have any capital expenditures been authorized by the Purchaser at any time since June 30, 2011 except for capital expenditures made in the ordinary course of the Purchaser Business which, in the aggregate, do not exceed $10,000.

(31) Inventories The inventories of the Purchaser do not include any material items that are slow moving, below standard quality or of a quality or quantity not useable or saleable in the ordinary course of the Purchaser Business, the value of which has not been written down on its books of account to net realizable market value. The inventory levels of the Purchaser have been maintained at such amounts as are required for the operation of the Purchaser Business as previously conducted and as proposed to be conducted, and such inventory levels are adequate for the Purchaser Business.

(32) Accounts Receivable The accounts receivable due or accruing to the Purchaser reflected in the Purchaser Interim Financial Statements and all accounts receivable of the Purchaser arising since the date of the Purchaser Interim Financial Statements arose from bona fide transactions in the ordinary course of the Purchaser Business and are valid, enforceable and, to the knowledge of the Purchaser, fully collectible accounts (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Purchaser Interim Financial Statements in accordance with United States generally accepted accounting principles or as previously disclosed in writing to the Vendors. Such accounts receivable are not subject to any defence, set-off or counterclaim.

(33) Material Contracts The contracts listed in Schedule 3.2(33) constitute all the material Contracts of the Purchaser. Without limiting the generality of the foregoing, and except as otherwise set out in Schedule 3.2(33), the Purchaser is not a party to or bound by any:

(a)                                                                                 distributor, sales, advertising, agency or manufacturer’s representative Contract;

(b)                                                                                 collective bargaining agreement or other Contract with any labour union;

(c)                                                                                  continuing Contract for the purchase of materials, supplies, equipment or services involving more than $10,000 in respect of any such Contract;

(d)                                                                                 employment or consulting Contract or any other Contract with any officer, employee or consultant other than oral Contracts of indefinite hire terminable by the employer without cause on reasonable notice;

(e)                                                                                  profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(f)                                                                                   trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money, the provision of financial assistance of any kind or a leasing transaction of a type required to be capitalized in accordance with United States generally accepted accounting principles, or any Contract creating an Encumbrance relating thereto;

(g)                                                                                  commitment for charitable contributions;

(h)                                                                                 Contract for capital expenditures in excess of $10,000 in the aggregate;

(i)                                                                                     Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of the Purchaser Business;

(j)                                                                                    Contract pursuant to which the Purchaser is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property material to the Purchaser Business;

(k)                                                                                 confidentiality, secrecy or non-disclosure Contract (whether the Purchaser is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;

(l)                                                                                     license, franchise or other Contract that relates in whole or in part to any Purchaser Intellectual Property;

(m)                                                                             agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of, or any agreement to provide financial assistance of any kind to, any other person (except for cheques endorsed for collection);

(n)                                                                                 Contract that expires, or may expire if the same is not renewed or extended at the option of any person other than the Purchaser, more than one year after the date of this Agreement;

(o)                                                                                 Contract with any officer, director, employee, shareholder or any other person not dealing at arm’s length with the Purchaser (within the meaning of the ITA); or

(p)                                                                                 Contract entered into by the Purchaser other than in the ordinary course of the Purchaser Business.

The Purchaser performed all of its obligations required to be performed by it and is entitled to all of the benefits under any Contract relating to the Purchaser Business to which it is a party or by which it is bound. The Contracts listed in Schedule 3.2(33) are all in full force and effect unamended and to the best of the Purchaser’s knowledge, no default exists on the part of any of the parties thereto. The Purchaser is not in default or in breach of any Contract to which it is a party and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such Contracts are in good standing and in full force and effect unamended and the Purchaser is entitled to all benefits thereunder. The Purchaser has made available to the Vendors a true and complete copy of each Contract listed in Schedule 3.2(30) and all amendments.

(34) Insurance The Purchasers has all of its property and assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Closing Time. Schedule 3.2(34) sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any claims) maintained by the Purchaser on its property and assets or personnel as of the date of this Agreement and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the property and assets of the Purchaser. The Purchaser is not in default with respect to any of the provisions contained in any such insurance policy, nor has it failed to give any notice or present any claim under any such insurance policy in a timely fashion, and the Purchaser has not received notice from any insurer denying any claim. The Purchaser has made available to the Vendors a true copy of each insurance policy referred to in Schedule 3.2(34) and all amendments.

(35) Bank Accounts and Powers of Attorney Schedule 3.2(35) is a correct and complete list showing (i) the name of each bank, trust company or similar institution in which the Purchaser has an account or safe deposit box, the number or designation of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the names of any persons holding powers of attorney from the Purchaser and a summary of the terms.

(36) Customers and Suppliers Schedule 3.2(36) sets out the major customers and suppliers of the Purchaser for the period January 1, 2011 to June 30, 2011 and there has been no termination or cancellation of, and no modification or change in, the Purchaser’s business relationship with any major customer, supplier or group of major customers or suppliers since the Interim Financial Statements Date.

(37) Tax Matters

(a)                                                                                 For purposes of this Section 3.2(37), the following definitions shall apply:

(i)                                                                                                                                     “Tax” and “Taxes” shall mean any or all Canadian federal, provincial, local or foreign (i.e. non-Canadian) income, gross receipts, real property gains, goods and services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions, whether or not disputed.

(ii)                                                                                                                                  “Tax Return” shall mean any return, declaration, report, estimate, information return or statement, or claim for refund relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to withholding at source or payments to third parties, and any schedules or attachments or amendments of any of the foregoing.

(b)                                                                                 The Purchaser has filed on a timely basis all Tax Returns required to be filed. All Taxes disclosed in such Tax Returns have been paid. All Taxes due from and payable by the Purchaser in respect of periods for which a Tax Return is not due have been paid or provision has been made in the Purchaser’s books and records, as applicable. All instalments or other payments on account of Taxes that relate to periods for which Tax Returns are not yet due have been paid on a timely basis. Schedule 3.2(37) contains a complete and accurate summary of all Canadian federal or provincial income tax assessments that have been issued to the Purchaser covering all past periods up to and including the fiscal years ended on or before the Closing Date that remain open for reassessment. All amounts disclosed on Schedule 3.2(37) have been paid or settled in full. Schedule 3.2(37) contains a complete and accurate summary of all fiscal periods that remain open for assessment of additional income Taxes. There are no actions, objections, appeals, suits or other proceedings or claims in progress, pending or threatened by or against the Purchaser in respect of any Taxes, and in particular there are no currently outstanding assessments or written enquiries which have been issued or raised by any Regulatory Authority relating to any such Taxes. The Purchaser has not received notice of a claim made by a Regulatory Authority of any jurisdiction where the Purchaser does not file Tax Returns that the Purchaser is or may be subject to taxation by that jurisdiction. There are no Encumbrances pending on or with respect to any of the assets of the Purchaser that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)                                                                                  The Purchaser has withheld, collected and paid to the proper Regulatory Authorities all Taxes required to have been withheld, collected and paid in connection with (i) amounts paid, credited or owing to any employee, independent or dependent contractor, creditor, shareholder, non-resident of Canada or other third party, and (ii) goods and services received from or provided to any person.

(d)                                                                                 To the knowledge of the Purchaser, no steps are being taken by any Regulatory Authority to assess any additional Taxes against the Purchaser for any period for which Tax Returns have been filed and, to the knowledge of the Purchaser, there are no actual or pending investigations of the Purchaser relating to Taxes. The Vendors have been provided with access to correct and complete copies of all Tax Returns of the Purchaser, together with any notices of assessment, examination reports or statements of deficiencies assessed against or agreed to by the Purchaser, for all taxable periods for which the statute of limitations has not yet closed and any correspondence relating thereto.

(e)                                                                                  The Purchaser has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency.

(f)                                                                                   The Purchaser is not a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for Tax purposes.

(g)                                                                                  The Purchaser is not a non-resident person within the meaning of the ITA.

(h)                                                                                 The Tax basis of the assets of the Purchaser by category, including the classification of such assets as being depreciable or amortizable as reflected in their respective Tax Returns and related working papers, is true and correct.

(38) Real Properties and Leased Premises

(a)                                                                                 Schedule 3.2(38)(a) lists all Real Properties owned in whole or in part by the Purchaser and sets forth the legal descriptions.

(b)                                                                                 The Purchaser is the absolute beneficial owner of, and has good and marketable title in fee simple to each of the Real Properties, free and clear of any and all Encumbrances, except for the Permitted Encumbrances. Complete and correct copies of all documents creating those Permitted Encumbrances which affect the Real Properties have been made available to the Vendors. Except as otherwise disclosed in Schedule 3.2(38)(a), none of the Real Properties is leased or licensed, in whole or in part, to any other person.

(c)                                                                                  Schedule 3.2(38)(a) describes all Leases under which the Purchaser leases or subleases any real property as lessee or sublessee (hereinafter in this Section 3.2(38) referred to as the “Lessee”). Other than the Leases, the Purchaser is not a party to or is bound, as Lessee, by any lease, sublease, license or other instrument relating to real property. Complete and correct copies of the Leases have been made available to the Vendors. The Leases are in full force and effect, unamended. The Lessee under each Lease is exclusively entitled to all rights and benefits as Lessee under such Lease, and no Lessee has sublet, assigned, licensed or otherwise conveyed any rights in any of the Leased Premises or in any of the Leases to any other person.

(d)                                                                                 All rental and other payments and other obligations required to be paid and performed by the Lessee pursuant to each of the Leases have been duly paid and performed. The Lessee is not in default of any of its obligations under any of the Leases and, to the knowledge of the Purchaser, none of the landlords or other parties to the Leases are in default of any of their obligations under any of the Leases. No waiver, indulgence or postponement of the Lessee’s obligations under any of the Leases has been granted by the landlord thereunder. There exists no event of default on the part of the Lessee under any Lease or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease. None of the terms and conditions of any of the Leases will be affected by, nor will any of the Leases be in default as a result of, the completion of the Transactions, and all Consents of landlords or other parties to the Leases required in order to complete the Transactions have been obtained, or will have been obtained by the Closing Time, and are, or once obtained will be, in full force and effect.

(e)                                                                                  The use by the Purchaser of each of the Real Properties and Leased Premises is not in breach of any Laws, including any building, zoning or other statutes or any official plan, or any covenants, restrictions, rights or easements, affecting such Real Property or Leased Premises. All buildings, structures and improvements situated on any of the Real Properties, and those situated on any of the Leased Premises, are located wholly within the boundaries of such Real Property or Leased Premises, as applicable, and comply with all Laws, covenants, restrictions, rights and easements affecting the same. There are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to any of the Real Properties or Leased Premises. No part of any of the Real Properties or Leased Premises has been condemned, taken or expropriated by any Regulatory Authority, nor has any notice or proceeding in respect thereof been given, commenced or threatened. Each of the Real Properties and Leased Premises is fully serviced by utilities having adequate capacities for the normal operations of the Purchaser Business. Each of the Real Properties and Leased Premises has adequate rights of access to and from public streets or highways for the normal operations of the Purchaser Business and there is no fact or circumstance which could result in the termination or restriction of such access. There is no defect or condition affecting any of the Real Properties or Leased Premises (or the soil or subsoil thereof) or any adjoining property which would impair the current use of such Real Property or Leased Premises.

(f)                                                                                   No amounts including, without limitation, municipal property Taxes, local improvement Taxes, levies or assessments, are owing by the Purchaser in respect of any of the Real Properties or the Leased Premises to any Regulatory Authority or public utility, other than current accounts which are not in arrears. There are no outstanding appeals on assessments which have been issued or raised by any Regulatory Authority or by the Purchaser concerning any realty, business or other Taxes with respect to any of the Real Properties or Leased Premises. All amounts for labour or materials supplied to or on behalf of the Purchaser relating to the construction, alteration or repair of or on any of the Real Properties or Leased Premises have been paid in full and, to the knowledge of the Purchaser, no one has filed or has a right to file any construction, builders’, mechanics’ or similar liens.

(g)                                                                                  To the knowledge of the Purchaser, the buildings and structures comprising the Real Properties and the Leased Premises are free of any structural defect. The heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in any of the Real Properties or the Leased Premises are in good working order, fully operational and free of any defect, except for normal wear and tear.

(39) Environmental Matters

(a)                                                                                 Except as disclosed in Schedule 3.2(39), the Purchaser, the operation of the Purchaser Business and the assets owned or used by the Purchaser have been and are in compliance with all Environmental Laws, including all Environmental Consents.

(b)                                                                                 Except as disclosed in Schedule 3.2(39): (i) the Purchaser has not been charged with or convicted of any offence for non-compliance with Environmental Laws, or been fined or otherwise sentenced or settled any prosecution short of conviction; and (ii) there are no notices of judgment or commencement of proceedings of any nature and the Purchaser has never been investigated relating to any breach or alleged breach of Environmental Laws.

(c)                                                                                  The Purchaser has obtained all Environmental Consents necessary to conduct the Purchaser Business and to own, use and operate their respective properties and assets. All such Environmental Consents are listed in Schedule 3.2(39) and complete and correct copies have been made available to the Vendors.

(d)                                                                                 Except as disclosed in Schedule 3.2(39), there are no Hazardous Substances located on or in or under the surface of any Real Properties or Leased Premises of the Purchaser, and no Release of any Hazardous Substances has occurred on, in or from any Real Properties or Leased Premises or has resulted from the operation of the Purchaser Business and the conduct of activities thereon.

(e)                                                                                  Except as disclosed in Schedule 3.2(39), the Purchaser has not used any of its Real Properties or Leased Premises to produce, generate, manufacture, treat, store, handle, transport or dispose of any Hazardous Substances except in compliance with Environmental Laws.

(f)                                                                                   Except as disclosed in Schedule 3.2(39), there are no underground or above-ground storage tanks or associated piping or appurtenances (active or abandoned), or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or radioactive substances located on or in or under the surface of any of the Real Properties or Leased Premises or other assets used thereon.

(g)                                                                                  Except as disclosed in Schedule 3.2(39), the Purchaser is not, and there is no basis upon which the Purchaser could become, responsible for any clean-up or corrective action under any Environmental Laws. The Purchaser has made available to the Vendors, copies of any environmental audits, site assessments and studies (including all drafts thereof) concerning any of the Real Properties and Leased Premises, or that are in any way related to the Purchaser Business, that it has ever conducted or that are in its possession or control.

(40) Labour and Employee Matters

(a)                                                                                 Schedule 3.2(40) identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit plan that is maintained or otherwise contributed to, or required to be contributed to, by the Purchaser for the benefit of employees or former employees of the Purchaser (the “Purchaser Employee Plans”) and a true and complete copy of each Purchaser Employee Plan has been made available to the Vendors. Each Purchaser Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Purchaser Employee Plan. The Purchaser has made available to the Vendors the actuarial valuations, if any, prepared for each Purchaser Employee Plan during the past three years. Except as described in Schedule 3.2(40):

(i)                                                                                                                                     all contributions to and payments from each Purchaser Employee Plan that may have been required to be made in accordance with the terms of any such Purchaser Employee Plan, or with the recommendation of the actuary for such Purchaser Employee Plan, and, where applicable, with the Laws that govern such Purchaser Employee Plan, have been made in a timely manner;

(ii)                                                                                                                                  all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Purchaser Employee Plan required to be filed with any Regulatory Authority or distributed to any Purchaser Employee Plan participant have been duly filed on a timely basis or distributed;

(iii)                                                                                                                               there are no pending investigations by any Regulatory Authority involving or relating to an Purchaser Employee Plan, threatened or pending claims (except for claims for benefits payable in the normal operation of the Purchaser Employee Plans), suits or proceedings against the Purchaser in respect of any Purchaser Employee Plan or assertions of any rights or claims to benefits under any Purchaser Employee Plan that could give rise to a liability nor are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding;

(iv)                                                                                                                              no notice has been received by the Purchaser of any complaints or other proceedings of any kind involving the Purchaser or any of the employees of the Purchaser before any pension board or committee relating to any Purchaser Employee Plan or to the Purchaser; and

(v)                                                                                                                                 the assets of each Purchaser Employee Plan are at least equal to the liabilities of such Purchaser Employee Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Purchaser Employee Plan.

(b)                                                                                 Except as described in Schedule 3.2(40), the Purchaser has not made any Contract with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and, except as set out in Schedule 3.2(40), there are no current attempts to organize or establish any labour union or employee association with respect to any employees of the Purchaser, nor is there any certification of any such union with regard to a bargaining unit. There are no grievances against the Purchaser for which the Purchaser has received written notice under any collective agreement.

(c)                                                                                  Schedule 3.2(40) contains a complete and accurate list of the names of all individuals who are employees of the Purchaser specifying the length of service, age, title, rate of salary and commission or bonus structure for each such employee. No notice has been received by the Purchaser of any complaint filed by any of the employees against the Purchaser claiming that the Purchaser has violated any Laws applicable to employee or human rights, or of any complaints or proceedings of any kind involving the Purchaser or any of the employees of the Purchaser before any labour relations board, except as disclosed in Schedule 3.2(40). All levies, assessments and penalties made against the Purchaser pursuant to any Laws applicable to workers’ compensation have been paid by the Purchaser and the Purchaser has not been assessed under any such legislation during the past two years.

(d)                                                                                 All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the Records.

(41) Product Warranties Schedule 3.2(41) is a complete and accurate list of all express, written warranties given to purchasers of products supplied by the Purchaser.

(42) Intellectual Property Schedule 3.2(42) is a complete and accurate list of all (a) domestic and foreign patents, trade-marks, trade names, copyrights, industrial designs, business names, certification marks, service marks, distinguishing guises, business styles and other industrial or intellectual property, whether or not registered, that are owned by or licensed to the Purchaser, and all applications in respect thereof; (b) all trade secrets, know-how, inventions, formulas, processes and technology pertaining to the Purchaser Business; and (c) all computer systems and application software, including all related documentation and the latest revisions of all related object and source codes, owned or used by the Purchaser, (collectively the “Purchaser Intellectual Property”), including particulars of any registration, details of all applications for registration and, where unregistered, the date of first use. The Purchaser is the sole owner of the Purchaser Intellectual Property except in the case of Purchaser Intellectual Property licensed to the Purchaser. Complete and correct copies of all Contracts whereby any rights in respect of Purchaser Intellectual Property have been granted or licensed to the Purchaser have been made available to the Vendors. Except as disclosed in Schedule 3.2(42), the Purchaser has the exclusive right to use all of the Purchaser Intellectual Property and has not granted any licence or other rights to any other person in respect of the Purchaser Intellectual Property. The Purchaser Intellectual Property is free and clear of any Encumbrances other than the Permitted Encumbrances. The Purchaser Intellectual Property comprises all patents, trade-marks, trade names, copyrights, industrial designs, business names, certification numbers, inventions, know-how, service marks, formulae, processes, technology, trade-secrets, computer systems and application software and other industrial or intellectual property necessary to conduct the Purchaser Business. The Purchaser has not used or enforced, or failed to use or enforce, any of the Purchaser Intellectual Property in any manner which could limit its validity or result in its invalidity. Except as disclosed in Schedule 3.2(42), there has been no infringement or violation of the Purchaser’s rights in and to the Purchaser Intellectual Property or any trade secrets or confidential information, nor any claim of adverse ownership, invalidity or other opposition to or conflict with any of the Purchaser Intellectual Property. The Purchaser is not or has not engaged in any activity that violates or infringes any intellectual property rights of any other person.

(43) Privacy Matters The Purchaser has conducted and is conducting the Purchaser Business in material compliance with all Laws applicable to privacy and the protection of personal information.

3.3 Survival of Covenants, Representations and Warranties of the Vendors and Shareholder

To the extent that they have not been fully performed at or prior to the Closing Time, and unless otherwise provided, the covenants, representations and warranties of the Vendors and the Shareholder contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of the Purchaser for a period of twenty months notwithstanding such Closing, nor any investigation made by or on behalf of the Purchaser or any knowledge of the Purchaser, except that:

(1) the representations and warranties set out in Sections 3.1(1) to and including 3.1(8), and in Section 3.1(11), and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.1(1), shall survive the Closing and continue in full force and effect without limitation of time;

(2) the representations and warranties set out in Section 3.1(35) and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.1(1) shall survive the Closing and continue in full force and effect until, but not beyond, the expiration of the period, if any, during which an assessment or other form of recognized document assessing liability for Tax, interest or penalties under Laws applicable to Tax in respect of any taxation year to which such representations and warranties extend could be issued under such Laws to Tribute Pharma or Tribute Pharmaceuticals, including any additional period resulting from Tribute Pharma or Tribute Pharmaceuticals filing a waiver or other document extending such period prior to the Closing;

(3) a claim for breach of any such representation or warranty, to be effective, must be asserted in writing on or prior to the applicable expiration time set out in this Section 3.3, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Law; and

(4) no claim for any breach of any of the covenants, representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement may be made after the applicable expiration time set out in this Section 3.3 notwithstanding that such breach was not objectively discoverable.

3.4 Survival of Covenants, Representations and Warranties of the Purchaser

To the extent that they have not been fully performed at or prior to the Closing Time, and unless otherwise provided, the covenants, representations and warranties of the Purchaser contained in this Agreement and in any agreement, instrument, certificate or other document delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of the Vendors and the Shareholder for a period of twenty months notwithstanding such Closing, nor any investigation made by or on behalf of the Vendors or the Shareholder or any knowledge of the Vendors or the Shareholder, except that:

(1) the representations and warranties set out in Sections 3.2(1), 3.2(2), 3.2(3), 3.2(8)3.2(12), 3.2(14), 3.2(15), 3.2(16), 3.2(28) and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.3(1), shall survive the Closing and shall continue in full force and effect without limitation of time;

(2) the representations and warranties set out in Section 3.2(37) and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.3(1) shall survive the Closing and continue in full force and effect until, but not beyond, the expiration of the period, if any, during which an assessment or other form of recognized document assessing liability for Tax, interest or penalties under Laws applicable to Tax in respect of any taxation year to which such representations and warranties extend could be issued under such Laws to the Purchaser, including any additional period resulting from the Purchaser filing a waiver or other document extending such period prior to the Closing;

(3) a claim for breach of any such representation or warranty, to be effective, must be asserted in writing on or prior to the applicable expiration time set out in this Section 3.4, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Law; and

(4) no claim for any breach of any of the covenants, representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement may be made after the applicable expiration time set out in this Section 3.4 notwithstanding that such breach was not objectively discoverable.

ARTICLE 4

COVENANTS

4.1 Conduct During Interim Period

During the Interim Period, without in any way limiting any other obligations of the Vendors and the Shareholder in this Agreement:

(1) Conduct Business in the Ordinary Course The Vendors shall cause Tribute Pharma and Tribute Pharmaceuticals to conduct the Business and the operations and affairs of Tribute Pharma and Tribute Pharmaceuticals only in the ordinary course of the Business consistent with past practice, and the Vendors shall ensure that neither of Tribute Pharma or Tribute Pharmaceuticals shall, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that would constitute a breach of any representation, warranty, covenant or other obligation of the Vendors or the Shareholder contained herein, and provided further that, without limiting the generality of the foregoing, the Vendors shall cause Tribute Pharma and Tribute Pharmaceuticals to ensure that neither of Tribute Pharma or Tribute Pharmaceuticals:

(a)                                                                                 amends its articles, by-laws, constating documents or other organizational documents;

(b)                                                                                 amalgamates, merges or consolidates with, or acquires all or substantially all the shares or assets of any person;

(c)                                                                                  transfers, leases, licenses, sells or otherwise disposes of any of its assets except for inventory, or permits any Encumbrance to attach to or affect any of its assets, other than in the ordinary course of the Business consistent with past practice; or

(d)                                                                                 does any act or thing of the kind described in Sections 3.1(9), 3.1(27), or 3.1(33) or enters into any Contract of the kind described in Sections 3.1(7), 3.1(13), 3.1(30), 3.1(35)(f), 3.1(36)(a), or 3.1(36)(c).

(2) Continue Insurance The Vendors shall cause Tribute Pharma and Tribute Pharmaceuticals to continue to maintain in full force and effect all policies of insurance or renewals now in effect, and shall take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser, and shall give all notices and present all claims under all policies of insurance in a timely fashion.

(3) Regulatory Consents The Vendors shall use their best efforts to make, give or obtain or cause Tribute Pharma or Tribute Pharmaceuticals to make, give or obtain, as applicable, at or prior to the Closing Time, with, to or from all appropriate Regulatory Authorities, the filings, notifications and Consents described in Schedule 3.1(15).

(4) Contractual Consents The Vendors shall use commercially reasonable efforts to make, give or obtain or cause Tribute Pharma or Tribute Pharmaceuticals to make, give or obtain, as applicable, at or prior to the Closing Time the filings, notifications and Consents described in Schedule 3.1(15) in respect of Contracts, on such terms as are acceptable to the Purchaser, acting reasonably.

(5) Preserve Goodwill The Vendors shall use their best efforts to preserve intact, and cause Tribute Pharma and Tribute Pharmaceuticals to preserve intact, the Business and the property, assets, operations and affairs of Tribute Pharma and Tribute Pharmaceuticals and to carry on the Business and the affairs of Tribute Pharma and Tribute Pharmaceuticals as currently conducted, and to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with Tribute Pharma and Tribute Pharmaceuticals.

(6) Discharge Liabilities The Vendors shall cause Tribute Pharma and Tribute Pharmaceuticals to pay and discharge the liabilities of Tribute Pharma and Tribute Pharmaceuticals in the ordinary course of the Business in accordance and consistent with the past practice of Tribute Pharma and Tribute Pharmaceuticals, except those contested in good faith by Tribute Pharma or Tribute Pharmaceuticals.

(7) Corporate Action The Shareholder and the Vendors shall take and cause Tribute Pharma and Tribute Pharmaceuticals to take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement and to complete the transfer of the Purchased Shares to the Purchaser free and clear of all Encumbrances except for the Permitted Encumbrances and to cause all necessary meetings of directors and shareholders of Elora and Tribute Pharma, Tribute Pharmaceuticals to be held for such purpose.

(8) Exclusive Dealing Neither the Vendors nor the Shareholder shall take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to any person, other than the Purchaser, concerning any purchase of any shares in the capital of Tribute Pharma, Tribute Pharmaceuticals, the material assets of Tribute Pharma or Tribute Pharmaceuticals, a controlling interest in Elora, Tribute Pharma or Tribute Pharmaceuticals or any merger, sale of substantial assets or similar transaction involving Tribute Pharma, Tribute Pharmaceuticals, or the Business, and the Vendors shall ensure that Tribute Pharma and Tribute Pharmaceuticals do not take any such action.

4.2 Access to Information

(1) The Vendors shall at all times during the Interim Period make available to the Purchaser and its representatives and advisers for examination all Records and corporate records of Tribute Pharma and Tribute Pharmaceuticals in their possession or under their control, including environmental and health and safety reports. The Vendors shall at all times during the Interim Period give the Purchaser and its representatives and advisers access to the premises of Tribute Pharma and Tribute Pharmaceuticals during normal business hours and upon reasonable notice, in order to make such investigations as the Purchaser shall deem necessary or advisable. The Vendors shall give such persons all means necessary to effect such examinations and investigations and shall cause their agents, employees, officers and directors to use their best efforts to aid such persons in such examinations and investigations. The Vendors authorize and consent to the release by any Regulatory Authority having jurisdiction of any information, and shall sign any documents or forms of consent incidental thereto. The exercise of any rights of access, inspection or examination by or on behalf of the Purchaser shall not affect or mitigate the Vendors’ covenants, representations and warranties in this Agreement. The Vendors shall provide the Purchaser and their representatives and advisers at all times during the Interim Period with an opportunity to meet with the auditors and any employees, advisers or personnel of Tribute Pharma and Tribute Pharmaceuticals.

(2) The Purchaser shall at all times during the Interim Period make available to the Vendors and its representatives and advisers for examination all Records and corporate records of the Purchaser, including environmental and health and safety reports. The Purchaser shall at all times during the Interim Period give the Vendors and their representatives and advisers access to the premises of the Purchaser during normal business hours and upon reasonable notice, in order to make such investigations as the Vendors shall deem necessary or advisable. The Purchaser shall give such persons all means necessary to effect such examinations and investigations and shall cause their agents, employees, officers and directors to use their best efforts to aid such persons in such examinations and investigations. The Purchaser authorizes and consents to the release by any Regulatory Authority having jurisdiction of any information, and shall sign any documents or forms of consent incidental thereto. The exercise of any rights of access, inspection or examination by or on behalf of the Purchaser shall not affect or mitigate the Purchaser’s covenants, representations and warranties in this Agreement. The Purchaser shall provide the Vendors and their representatives and advisers at all times during the Interim Period with an opportunity to meet with the auditors and any employees, advisers or personnel of the Purchaser.

4.3 Satisfaction of Closing Conditions

The Vendors and the Shareholder jointly and severally agree to use their best efforts to ensure that the conditions set forth in Section 5.1, and the Purchaser agrees to use its best efforts to ensure that the conditions set forth in Section 5.3, are fulfilled at or prior to the Closing Time. Each of the Parties agrees to use its best efforts to ensure that the conditions set forth in Section 5.5 are fulfilled at or prior to the Closing Time.

4.4 Delivery of Records

At the Closing Time, the Vendors shall deliver to the Purchaser all the Records and corporate records of Tribute Pharma and Tribute Pharmaceuticals. The Purchaser agrees that it will preserve such records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any applicable Law, and will permit the Vendors or their authorized representatives reasonable access thereto in connection with the affairs of the Vendors, but the Purchaser shall not be responsible or liable to the Vendors for or as a result of any accidental loss or destruction of or damage to any such records.

ARTICLE 5

CONDITIONS OF CLOSING

5.1 Conditions for the Benefit of the Purchaser

The obligation of the Purchaser to complete the Transactions will be subject to the fulfilment of the following conditions at or prior to the Closing Time:

(1) Representations, Warranties and Covenants The representations and warranties of the Vendors and the Shareholder made in or pursuant to this Agreement shall be true and accurate at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time. The Vendors and the Shareholder shall have complied with all covenants and agreements in this Agreement to be performed or caused to be performed by them at or prior to the Closing Time. In addition, the Vendors and the Shareholder shall have delivered to the Purchaser a certificate confirming the foregoing. The receipt of such certificate and the completion of the Transactions shall not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Vendors and the Shareholder contained in this Agreement. Such representations, warranties and covenants shall continue in full force and effect as provided in Section 3.2(43).

(2) No Material Adverse Change Except as has been specifically permitted in this Agreement, since the date of this Agreement there shall not have been:

(a)                                                                                 any material adverse change in any of the assets, Business, financial condition, earnings or results of operations of Tribute Pharma or Tribute Pharmaceuticals that has, or threatens to have, a material adverse effect on the assets, Business, financial condition, earnings or results of operations of Tribute Pharma or Tribute Pharmaceuticals on a consolidated basis or which might materially adversely affect the ability of Tribute Pharma or Tribute Pharmaceuticals to carry on the Business after the Closing substantially as such Business is being conducted upon the date of this Agreement; or

(b)                                                                                 any damage, destruction or loss, or other event, development or condition of any character (whether or not covered by insurance) which would have a material adverse effect on the assets, business, financial condition, earnings or results of operations of Tribute Pharma or Tribute Pharmaceuticals on a consolidated basis.

(3) No Action to Restrain/No Adverse Law No Law shall have been made, and no action or proceeding shall be pending or threatened, which is likely to result in an order, decision or ruling imposing any limitations or conditions which may have a material adverse effect on the Transactions, the right of the Purchaser to own the Purchased Shares, or the Business.

(4) Consents All filings, notifications and Consents with, to or from Regulatory Authorities and third parties, including the parties to the material Contracts listed on Schedule 3.1(30) and the lessors of the Leased Premises listed on Schedule 3.1(36)(c), required to permit the change of ownership of the Purchased Shares contemplated hereby without resulting in the violation of or a default under or any termination, amendment or acceleration of any obligation under any Consent, lease, or material Contract affecting the Business or otherwise adversely affecting the Business, Tribute Pharma or Tribute Pharmaceuticals, shall have been made, given or obtained on terms acceptable to the Purchaser acting reasonably.

(5) No Legal Action No action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit any of the Transactions or the right of Tribute Pharma or Tribute Pharmaceuticals to conduct the Business after Closing on substantially the same basis as heretofore conducted.

(6) Deliveries The Vendors shall have delivered to the Purchaser the following in form and substance satisfactory to the Purchaser:

(a)                                                                                 a favourable opinion of counsel to the Vendors, the Shareholder and Tribute Pharma and Tribute Pharmaceuticals in a form acceptable to the Purchaser, acting reasonably;

(b)                                                                                 employment agreements relating to Rob Harris and Scott Langille substantially in the form agreed upon by the parties;

(c)                                                                                  releases from each of the Vendors, the Shareholder and each of the individuals specified in Section 5.1(5)(b) of all claims they may have against Tribute Pharma or Tribute Pharmaceuticals in a form acceptable to the parties acting reasonably;

(d)                                                                                 all Records and all corporate records of Tribute Pharma and Tribute Pharmaceuticals and other documents referred to in this Agreement or any Schedule; and

(e)                                                                                  all documentation and other evidence reasonably requested by the Purchaser in order to establish the due authorization and consummation of the Transactions, including the taking of all corporate proceedings by the boards of directors and shareholders of Elora, Tribute Pharma and Tribute Pharmaceuticals required to effectively carry out the obligations of Elora, Tribute Pharma and Tribute Pharmaceuticals pursuant to this Agreement.

5.2 Waiver or Termination by the Purchaser

The conditions contained in Section 5.1 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 5.1 are not fulfilled or complied with by the time provided for, the Purchaser may, at or prior to the Closing Time, terminate this Agreement by notice in writing after such time required to the Vendors and the Shareholder. In such event the Purchaser shall be released from all obligations in this Agreement (except as set out in Section 5.5) and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Vendors, the Shareholder, Tribute Pharma or Tribute Pharmaceuticals, then the Vendors and the Shareholder shall also be released from all obligations in this Agreement (except as set out in Section 5.5).

5.3 Conditions for the Benefit of the Vendors and Shareholder

The obligations of the Vendors and the Shareholder to complete the Transactions will be subject to the fulfilment of the following conditions at or prior to the Closing Time:

(1) Representations, Warranties and Covenants The representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and accurate at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time. The Purchaser shall have complied with all covenants and agreements in this Agreement to be performed or caused to be performed by it at or prior to the Closing Time. In addition, the Purchaser shall have delivered to the Vendors and the Shareholder a certificate confirming the foregoing. The receipt of such certificate and the completion of the Transactions shall not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Purchaser contained in this Agreement. Such representations, warranties and covenants shall continue in full force and effect as provided in Section 3.4.

(2) No Material Adverse Change Except as has been specifically permitted in this Agreement, since the date of this Agreement there shall not have been:

(a)                                                                                 any material adverse change in any of the assets, business, financial condition, earnings or results of operations of the Purchaser that has, or threatens to have, a material adverse effect on the assets, business, financial condition, earnings or results of operations of the Purchaser or which might materially adversely affect the ability of the Purchaser to carry on the Purchaser Business after the Closing substantially as such Purchaser Business is being conducted upon the date of this Agreement; or

(b)                                                                                 any damage, destruction or loss, or other event, development or condition of any character (whether or not covered by insurance) which would have a material adverse effect on the assets, business, financial condition, earnings or results of operations of the Purchaser.

(3) No Action to Restrain/No Adverse Law No Law shall have been made, and no action or proceeding shall be pending or threatened, which is likely to result in an order, decision or ruling imposing any limitations or conditions which may have a material adverse effect on the Transactions, the issuance to the Vendors of the Consideration Shares, or the Purchaser Business.

(4) Consents All filings, notifications and Consents with, to or from Regulatory Authorities and third parties required to issue the Consideration Shares and Cambia Shares and otherwise complete the Transactions (excluding items which are solely in the Vendors’ control), shall have been made, given or obtained on terms acceptable to the Vendors acting reasonably.

(5) No Legal Action No action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit any of the Transactions or the right of the Purchaser to conduct the Purchaser Business after Closing on substantially the same basis as heretofore conducted.

(6) Board Composition Concurrent with the closing of the Transactions, a nominee of the Vendors shall be appointed to the board of directors of the Purchaser and a second individual shall be appointed as a board observer until the next meeting of shareholders of the Purchaser at which time the board of directors of the Purchaser will be expanded to seven persons of which the Vendors shall be entitled to two nominees. It is therefore agreed that following Closing the board of directors of the Purchaser shall consist of the following individuals: Arnold Tenney, Rob Harris, John Gregory, Marty Thrasher, John Kime and Steven Goldman.

(7) Management Changes Following the closing of the Transactions, Arnold Tenney shall remain as the Executive Chairman of the Purchaser for a minimum period of one year, Rob Harris will be appointed as the President and Chief Executive Officer of the Purchaser and Scott Langille will be appointed as the Chief Financial Officer of the Purchaser, in each case pursuant to the employment agreements referenced in Section 5.1(6)(b) of this Agreement. Following the closing of the Transactions, subject to her agreement, Ann Hartshorn shall also be employed by the Purchaser as V.P. Marketing through the terms of a new employment agreement in such form as the parties and Ann Hartshorn may agree upon.

(8) Deliveries The Purchaser shall have delivered to the Vendors the following in form and substance satisfactory to the Vendors:

(a)                                                                                 a favourable opinion of counsel to the Purchaser as to, among other things, the Consideration Shares and the Cambia Shares, when issued to the Vendors, as duly issued and outstanding and fully paid and non-assessable freely tradeable securities of the Purchaser, such opinion to be in the form acceptable to the Vendors acting reasonably;

(b)                                                                                 employment agreements referred to in subsection 5.1(6)(b) duly executed by the Purchaser;

(c)                                                                                  an executed copy of the Election;

(d)                                                                                 final, detailed operational and capital budgets of Tribute Pharma and Tribute Pharmaceuticals, on a consolidated basis with the Purchaser, for fiscal years 2011 and 2012 duly approved by the board of directors of the Purchaser; and

(e)                                                                                  all documentation and other evidence reasonably requested by the Vendors in order to establish the due authorization and consummation of the Transactions, including the taking of all necessary corporate proceedings by the board of directors and shareholders of the Purchaser required to effectively carry out the obligations of the Purchaser pursuant to this Agreement.

5.4 Waiver or Termination by the Vendors and Shareholder

The conditions contained in Section 5.3 are inserted for the exclusive benefit of the Vendors and the Shareholder and may be waived in whole or in part by the Vendors and the Shareholder at any time without prejudice to any of their rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 5.3 are not fulfilled or complied with by the time provided for, the Vendors may at or prior to the Closing Time, terminate this Agreement by notice in writing after such time to the Purchaser. In such event the Vendors and the Shareholder shall be released from all obligations in this Agreement (except as set out in Section 5.5) and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Purchaser or Tribute Pharma or Tribute Pharmaceuticals, then the Purchaser shall also be released from all obligations in this Agreement (except as set out in Section 5.5).

5.5 Survival following Termination

In the event of termination of this Agreement at or prior to the Closing Time pursuant to Sections 5.2, 5.4 or 5.5, the provisions of ARTICLE 8 shall survive such termination indefinitely. Upon such termination:

(a)                                                                               the Purchaser shall promptly deliver to the Vendors all copies of all Records and corporate records of Tribute Pharma and Tribute Pharmaceuticals and other written material obtained by the Purchaser from the Vendors, the Shareholder, Tribute Pharma or Tribute Pharmaceuticals in connection with this Agreement;

(b)                                                                               the Vendors shall promptly deliver to the Purchaser all copies of all Records and corporate records of the Purchaser and other written material obtained by the Vendors from the Purchaser in connection with this Agreement.

ARTICLE 6

CLOSING ARRANGEMENTS

6.1 Place of Closing

The Closing shall take place at the Closing Time at the offices of Fogler, Rubinoff LLP, Barristers & Solicitors, Suite 1200, 95 Wellington Street West, Toronto, Ontario, M5J 2Z9.

6.2 Deliveries at the Closing

At the Closing Time, upon fulfillment of all the conditions set out in Article 5 that have not been waived in writing by the Purchaser, the Vendors or the Shareholder, as applicable, the Vendors shall deliver to the Purchaser certificates evidencing all the Purchased Shares, duly endorsed in blank for transfer, the Vendors and the Shareholder shall deliver such documents as are required or contemplated to be delivered by the Vendors, the Shareholder or Vendors’ counsel pursuant to this Agreement, the relevant portions of the Consideration shall be paid or delivered in the manner provided in Section 2.3, and the Purchaser shall deliver such documents as are required or contemplated to be delivered by the Purchaser or Purchaser’s counsel pursuant to this Agreement.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by the Vendors and the Shareholder

Subject to Section 3.2(43), the Vendors and the Shareholder shall, jointly and severally, indemnify and save the Purchaser harmless for and from:

(1) all debts and liabilities of Tribute Pharma and Tribute Pharmaceuticals, including liabilities for any Taxes, existing at the Closing Time and not disclosed on or included in the Reviewed Financial Statements, as applicable, except liabilities accruing or incurred subsequent to the Reviewed Statements Date, as applicable, in the ordinary course of the Business, consistent with past practice and except liabilities disclosed in this Agreement or any Schedule;

(2) all contingent liabilities which Tribute Pharma or Tribute Pharmaceuticals becomes obligated to pay and which exist at the Closing Time whether or not disclosed or reflected in the Reviewed Financial Statements, as applicable, and whether or not the Vendors, Tribute Pharma, Tribute Pharmaceuticals, or the Shareholder or any of them have notice thereof or of the facts or circumstances which give rise thereto;

(3) any assessment for Taxes for any period up to the Closing Date for which no adequate reserve has been provided and disclosed in the Reviewed Financial Statements, as applicable;

(4) any loss, damages or deficiencies suffered by the Purchaser or by Tribute Pharma or Tribute Pharmaceuticals as a result of any breach of representation, warranty or covenant on the part of the Vendors or the Shareholder contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement;

(5) any warranty, damage or similar claim made against Tribute Pharma or Tribute Pharmaceuticals for or arising from defects in any goods, materials, service or workmanship, in each case provided by Tribute Pharma or Tribute Pharmaceuticals on or prior to the Closing Date for which Tribute Pharma or Tribute Pharmaceuticals is or is alleged to be liable; and

(6) all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

7.2 Indemnification by the Purchaser

Subject to Section 3.4, the Purchaser shall indemnify and save the Vendors and Shareholder harmless for and from:

(1) any loss, damages or deficiencies suffered by the Vendors or Shareholder as a result of any breach of representation, warranty or covenant on the part of the Purchaser contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and

(2) all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

7.3 Notice of Claim

A Party entitled to and seeking indemnification pursuant to the terms of this Agreement (the “Indemnified Party”) shall promptly give written notice to the Party or Parties, as applicable, responsible for indemnifying the Indemnified Party (the “Indemnifying Party”) of any claim for indemnification pursuant to Sections 7.1 or 7.2 (a “Claim”, which term shall include more than one Claim). Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(1) the factual basis for the Claim; and

(2) the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

7.4 Procedure for Indemnification

(1) Direct Claims With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension), the Indemnified Party and the Indemnifying Party agree that the dispute shall be submitted to arbitration before a single arbitrator in the City of Toronto, Province of Ontario, pursuant to the Arbitration Act, 1991 (Ontario). Such dispute shall not be made the subject matter of an action in a court by either the Indemnified Party or the Indemnifying Party unless the dispute has first been submitted to arbitration and finally determined in accordance with the provisions of Schedule 7.4(1). Any such action commenced thereafter shall only be for judgment in accordance with the decision of the arbitrator and the costs incidental to the action. In any such action the decision of the arbitrator shall be conclusively deemed to determine the rights and liabilities as between the Parties to the arbitration in respect of the matter in dispute, without any right of appeal.

(2) Third Party Claims With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s reasonable out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

7.5 General Indemnification Rules

The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

(1) Any Claim arising as a result of a breach of a representation or warranty shall be made not later than the date on which, pursuant to Sections 3.2(43) and 3.4, such representation and warranty terminated;

(2) The Indemnifying Party’s obligation to indemnify the Indemnified Party shall only apply to the extent that the Claims in respect of which the Indemnifying Party has given an indemnity, in the aggregate, exceed $50,000 (and shall only apply in respect of such excess); provided, however, that in no event shall an Indemnifying Party be liable for any Claims in excess of $1,500,000 in the aggregate. Notwithstanding the foregoing, this limitation of liability shall not apply where a claim is the result of fraud or a fraudulent misrepresentation;

(3) If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party;

(4) Except in the circumstance contemplated by Section 7.5(5), and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld);

(5) The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice and an opportunity to contest such Third Party Claim;

(6) The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available); and

(7) Notwithstanding Section 7.4(2), the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party.

(8) The provisions of this Article 7 shall constitute the sole remedy available to a Party against another Party with respect to any and all breaches of any agreement, covenant, representation or warranty made by such other Party in this Agreement.

(9) The amount of any Claim due under this Agreement shall be reduced by:

(a)	the amount of any insurance or other reimbursement received by the Indemnified Party in relation to the breach or other event giving rise to the Claim; and

(b)	the amount expected to be recovered under any counterclaims against third parties in relation to the breach or other event giving rise to the Claim.

ARTICLE 8

GENERAL

8.1 Confidentiality

The Purchaser covenants and agrees that, except as otherwise authorized by the Vendors, neither the Purchaser nor its representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Vendors, Tribute Pharma or Tribute Pharmaceuticals or the Business discovered or received by the Purchaser or its representatives, agents or employees as a result of the Vendors, Tribute Pharma or Tribute Pharmaceuticals making available to the Purchaser and its representatives, agents or employees the information requested by them in connection with the Transactions.

8.2 Notices

(1) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(a)	if to the Vendors:

57 Martin Street,

Milton, ON L9T 2R1

Attention: Rob Harris

Fax No.: 905-876-4675

With a copy to:

Heenan Blaikie LLP

333 Bay Street, Suite 2900

Toronto, ON M5H 2T4

Attention: Noam Goodman

Fax No.: 1-866-494-4304

(b)	if to the Purchaser:

Stellar Pharmaceuticals Inc.

544 Egerton St.

London Ontario

N5W 3Z8

Attention: President

Fax No.: 519-434-4382

And with a copy to the Chairman of Stellar Pharmaceuticals Inc.

And with a copy to:

Fogler Rubinoff LLP

Barristers & Solicitors

Suite 1200, 95 Wellington St. West

Toronto, Ontario, M5J 2Z9

Attention: Eric Roblin

Fax No. 416 941-8852

(c)	if to the Shareholder:

57 Martin Street,

Milton, ON L9T 2R1

Attention: Scott Langille

Fax No.: 905-876-4675

With a copy to:

Heenan Blaikie LLP

333 Bay Street, Suite 2900

Toronto, ON M5H 2T4

Attention: Noam Goodman

Fax No: 1-866-494-4304

(d)	if to Tribute Pharma or Tribute Pharmaceuticals:

57 Martin Street,

Milton, ON L9T 2R1

Attention: Rob Harris

Fax No.: 905-876-4675

With a copy to:

Heenan Blaikie LLP

333 Bay Street, Suite 2900

Toronto, ON M5H 2T4

Attention: Noam Goodman

Fax No.: 1-866-494-4304

(2) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as described.

(3) Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 8.2.

8.3 Public Announcements and Disclosure

The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the Transactions and, except as required by any applicable Law or stock exchange having jurisdiction, no Party shall issue any such press release or make any such public announcement without the prior written consent of the others, which consent shall not be unreasonably withheld or delayed. Prior to any such press release or public announcement, none of the Parties shall disclose this Agreement or any aspect of the Transactions except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with the Transactions and counsel to such institution, or as may be required by any applicable Law or stock exchange having jurisdiction.

8.4 Assignment by Purchaser

No Party may assign its rights under this Agreement without the prior written consent of each other Party.

8.5 Best Efforts

The Parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any Party to use its “best efforts” to obtain any waiver, Consent or other document shall not require such Party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

8.6 Expenses

Unless otherwise provided, each of the Vendors, the Shareholder and the Purchaser shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the Transactions. In the event of termination of this Agreement, except as specifically agreed to in this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

8.7 Further Assurances

Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties may reasonably require from time to time after Closing at the expense of the requesting Party for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

8.8 Entire Agreement

This Agreement, including all Schedules, constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including the letter of intent between the Parties dated July 18, 2011 as amended on August 9, 2011 and August 23, 2011. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter except provided in this Agreement. No reliance is placed by any Party on any warranty, representation, opinion, advice or assertion of fact made by any Party or its directors, officers, employees or agents, to any other Party or its directors, officers, employees or agents, except to the extent that it has been reduced to writing and included in this Agreement.

8.9 Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.10 Rights Cumulative

The rights and remedies of the Parties are cumulative and not alternative.

8.11 Counterparts

This Agreement may be executed in any number of counterparts, and/or by facsimile or e-mail transmission of Adobe Acrobat files, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument. Any Party executing this Agreement by fax or PDF file shall, immediately following a request by any other Party, provide an originally executed counterpart of this Agreement provided, however, that any failure to so provide shall not constitute a breach of this Agreement except to the extent that such electronic execution is not otherwise permitted under the Electronic Commerce Act, 2000 (Ontario).

[Signature page follows]

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first above written

STELLAR PHARMACEUTICALS INC.

	Per:	/s/ Arnold Tenney
Arnold Tenney

ELORA FINANCIAL MANAGEMENT INC.

	Per:	/s/ Scott Langille
Scott Langille

/s/ Mary-Ann Harris
Witness		Mary-Ann Harris

/s/ Rob Harris
Witness		Rob Harris

/s/ Scott Langille
Witness		Scott Langille